UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Information required in
Proxy Statement

SCHEDULE 14A INFORMATION

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the Securities Exchange Act of 1934 (Amendment No.     )

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NASH-FINCH COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NASH-FINCH COMPANY

Notice of the Annual Meeting of Stockholders

Wellstone Center

Neighborhood House

179 Robie Street East

St. Paul, MN 55107-2360

                The 2013Annual Meeting of Stockholders of Nash-Finch Company will be held on April 24, 2013, at 10:00 a.m., Central Daylight Time, at the address shown above for the following purposes:

1.              To elect six directors to serve until the 2014 Annual Meeting of Stockholders. (Proposal No. 1)

2.              To cast an advisory vote to approve the compensation paid to the Company’s named executive officers (“Say on Pay” vote). (Proposal No. 2)

3.              To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm. (Proposal No. 3)

4.              To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record as shown on the books of Nash-Finch as of the close of business on February 25, 2013 are entitled to notice of and to vote at the Annual Meeting or any adjournment(s) or postponement(s) thereof. Stockholders are entitled to one vote for each share held of record at that time.

                Nash-Finch’s proxy statement is attached to this notice. Financial and other information about Nash-Finch is contained in its annual report on Form 10-K for the fiscal year ended December 29, 2012.

YOUR VOTE IS VERY IMPORTANT.  Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares and submit your proxy by telephone, the Internet or by mail as soon as possible to ensure that a quorum is present at the meeting.

By Order of the Board of Directors

Kathleen M. Mahoney

Executive Vice President, Secretary & General Counsel

Minneapolis, Minnesota

March 11, 2013

 YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy by telephone, the Internet or by mail as soon as possible to ensure that a quorum is present at the meeting. For additional instructions on voting by telephone or the Internet, please refer to the instructions below or to your proxy card. To vote and submit your proxy by mail, please complete, sign and date the enclosed proxy card and return it in the envelope provided. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them on voting your shares.

THERE ARE THREE WAYS TO VOTE YOUR PROXY

                If you are a stockholder of record, your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Voting by telephone or by the Internet saves us administrative and postage costs.

Vote by Phone — Toll Free — 1-800-690-6903 — Quick, Easy, Immediate

•	Use any touch-tone telephone to vote and submit your proxy 24 hours a day, 7 days a week until 10:59 p.m., Central Daylight Time, on April 23, 2013.

•	Please have your proxy card in hand when you call and then follow the simple instructions the voice provides you.

Vote by Internet — www.proxyvote.com — Quick, Easy, Immediate

•	Use the Internet to vote and submit your proxy and for electronic delivery of information 24 hours a day, 7 days a week until 10:59 p.m., Central Daylight Time, on April 23, 2013.

•	Please have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form and create an electronic ballot.

Vote by Mail

•	Mark your voting choices on the proxy card, sign it and date it.

•	Return the proxy card in the postage-paid envelope we have provided, or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS:  If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

                If your shares are held in a brokerage account in your broker’s name (“street name”), in order to ensure your shares are voted in the way you would like, you must follow the voting directions provided by your bank, broker or other nominee by the deadline provided in the materials you receive from your bank, broker or other nominee. You may complete and mail a voting instruction card to your bank, broker or other nominee or, if your broker allows, submit voting instructions by telephone or via the Internet. If you provide specific voting instructions by mail, telephone or the Internet, your bank, broker or other nominee will vote your shares as you have directed.  If you do not provide voting instructions to your bank, broker or other nominee, whether your shares can be voted by such person depends on the type of item being considered for vote.

NASH-FINCH COMPANY

7600 France Avenue South

 Minneapolis, Minnesota 55435

 (952) 832-0534

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

 To Be Held April 24, 2013

INTRODUCTION

                The Board of Directors (the “Board”) of Nash-Finch Company (the “Company” or “Nash-Finch”) is furnishing you this proxy statement to solicit proxies on its behalf to be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held Wednesday, April 24, 2013 at 10:00 a.m., Central Daylight Time, at Wellstone Center, Neighborhood House, 179 Robie Street East, St. Paul, MN 55107-2360, and at any adjournment(s) or postponement(s) thereof. A proxy card is enclosed. Any proxy given pursuant to this solicitation and received in time for the Annual Meeting will be voted according to the instructions given in such proxy.

                If you are the stockholder of record, regardless of whether you submitted your proxy by telephone, the Internet or mail, you may change your vote and revoke your proxy at any time before the final vote at the Annual Meeting by:

•	sending a written statement to that effect to the Secretary of Nash-Finch;

•	submitting your proxy by Internet or telephone at a later time;

•	submitting a properly signed proxy card with a later date; or

•	voting in person at the Annual Meeting.

                A stockholder who attends the Annual Meeting need not revoke his or her proxy card and vote in person, unless he or she wishes to do so; mere attendance at the meeting without voting will not result in revocation of your proxy. Directions to the Wellstone Center, Neighborhood House, 179 Robie Street East, St. Paul, MN 55107-2360 are available at http://www.wellstonecenter.com/aboutUs_Location.htm.

If you hold your shares through a broker or other nominee, you must follow the specific voting instructions provided to you by your broker or other nominee to change or revoke any instructions you have already provided to your broker or other nominee.

                This proxy statement, proxy card and 2012 Annual Report which includes the Company’s Form 10-K for the fiscal year ended December 29, 2012, are first being mailed to our stockholders on or about March 11, 2013.

Documents Filed with the Securities and Exchange Commission (“SEC”)

                This proxy statement is accompanied by the Company’s 2012Annual Report, which includes the Company’s Form 10-K for the fiscal year ended December 29, 2012, that we have previously filed with the SEC and that includes audited financial statements. You can view the proxy material for the Annual Meeting, including this proxy statement, the proxy card and the 2012Annual Report, on the Internet at www.proxyvote.com.  You may also obtain any of these and other documents that we file with the SEC by accessing the“Investor Relations” section of the Nash-Finch website at www.nashfinch.com under the tab “SEC Filings,” or contacting us or the SEC (see below for information on contacting the SEC).  To obtain documents from us, please direct requests in writing or by telephone to:

Nash-Finch Company
7600 France Avenue South
Minneapolis, Minnesota 55435
Phone:  (952) 832-0534

Attention: Secretary

We will send you the requested documents without charge, excluding exhibits.  If you would like to request documents from us, including any documents we may subsequently file with the SEC prior to the Annual Meeting, please do so by April 17, 2013, so that you will receive them before the Annual Meeting.

We file reports, proxy statements and other information with the SEC, much of which can be accessed through the SEC’s website www.sec.gov or can be reviewed and copied at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Please call 1-800-732-0330 for further information on the Public Reference Room.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on April 24, 2013

                This notice and proxy statement, proxy card, 2012 Annual Report and Form 10-K are available at www.proxyvote.com. Directions to the Wellstone Center, Neighborhood House, 179 Robie Street East, St. Paul, MN 55107-2360 are available at http://www.wellstonecenter.com/aboutUs_Location.htm.

PURPOSE OF THE ANNUAL MEETING

                We will conduct the following business at the Annual Meeting:

1.              To elect six directors to serve until the 2014 Annual Meeting of Stockholders. (Proposal No. 1)

2.              To cast an advisory vote to approve the compensation paid to the Company’s named executive officers (“Say-on-Pay” vote). (Proposal No. 2)

3.              To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm. (Proposal No. 3)

4.              To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

                Only stockholders of record as of the close of business on February 25, 2013, are entitled to notice of and to vote at the Annual Meeting or any adjournment(s) or postponements(s) thereof. Stockholders are entitled to one vote for each share held of record at that time.

 VOTING PROCEDURES

Quorum Requirement

                The close of business on Monday, February 25, 2013, has been fixed by our Board of Directors as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting.  On February 25, 2013, we had outstanding 12,273,802 shares of our common stock, par value $1.66 2/3 per share. Each share of our common stock entitles the holder to one vote at the Annual Meeting, and no cumulative voting is allowed. A majority of the total shares of common stock issued and outstanding and entitled to vote as of the record date must be present at the Annual Meeting (whether in person or by proxy) in order to hold the meeting and conduct business. This is called a quorum. We will count your shares as present at the Annual Meeting for purposes of determining a quorum if you:

•	Are present and vote in person at the Annual Meeting; or

•	Have properly submitted a proxy card or voted over the telephone or the Internet on a timely basis.

                If you vote in person at the Annual Meeting or submit a proxy (by telephone, the Internet or mail), your shares will be counted as shares present and entitled to vote at the Annual Meeting for purposes of determining a quorum, even if you withhold votes from director nominees, or abstain or fail to vote on particular matters, or if a “broker non-vote” occurs on a particular matter. A broker non-vote occurs when a bank, broker or other nominee does not have discretionary power to vote on a particular proposal and has not received voting instructions from the beneficial owner.  Broker non-votes with respect to a particular proposal will not be counted as shares entitled to vote on that proposal.

Vote Required and Voting Process

                Election of Directors.  The election of the directors in an uncontested election (Proposal No. 1) requires the affirmative vote of a majority of the shares of our common stock issued and outstanding and entitled to vote on the election of directors, present in person or represented by proxy. Stockholders may vote for all nominees for director, or withhold authority to vote for some or all nominees. Shares for which votes are withheld on the election of any director will have the same effect as a vote against that director.

Advisory Vote on Executive Compensation (“Say on Pay”).The proposal to approve the compensation paid to our named executive officers (Proposal No. 2) requires the affirmative vote of a majority of the shares of our common stock issued and outstanding and entitled to vote to approve the proposal, present in person or represented by proxy. Stockholders may vote "for" or "against" this proposal, or abstain from voting on it.  Abstentions and broker non-votes will have the same effect as a vote against this proposal.

Ratification of the Selection of Grant Thornton LLP as our independent registered public accounting firm.  The ratification of the selection of Grant Thornton LLP as our independent registered accounting firm (Proposal No. 3) requires the affirmative vote of a majority of the shares of our common stock present at the meeting (whether in person or by proxy) and entitled to vote on this proposal. Stockholders may vote "for" or "against" this proposal, or abstain from voting on it. If you abstain from voting on this proposal, it will have the same effect as a vote against this proposal.

                Abstentions and broker non-votes are counted towards a quorum.  If your shares are registered directly in your name with the Company’s registrar and transfer agent, Wells Fargo Bank Minnesota, N.A., you are considered a stockholder of record with respect to those shares.  If your shares are held in a brokerage account or bank, you are considered the “beneficial owner” of those shares.

If you are a beneficial owner whose shares are held by a bank, broker or other nominee, you must instruct the bank, broker or other nominee how to vote your shares.  If you do not provide voting instructions, your shares will not be voted on proposals on which brokers do not have discretionary authority, namely: Proposal No. 1 (Election of Directors), or Proposal No. 2 (Advisory Vote on Executive Compensation).  This is called a “broker non-vote.”  Your shares will be counted as present at the meeting for quorum purposes but not present and entitled to vote for purposes of these specific proposals. Therefore, it is very important that beneficial owners instruct their broker, bank or other nominee how they wish to vote their shares.

If you do not provide your bank, broker or other nominee with voting instructions with respect to Proposal No. 3 (Ratification of the Selection of Grant Thornton LLP as our independent registered public accounting firm), your bank, broker or other nominee may vote your shares on this proposal, which is considered a “routine” management proposal on which your bank, broker or other nominee has discretion to vote.

The individuals named as proxies on your proxy card will vote your shares as you direct on your proxy card. If you are a stockholder of record and do not specify on your returned proxy card or through Internet or telephone prompts how you want to vote your shares, you will have provided the named proxies with discretionary authority to vote, and they will vote your shares in accordance with recommendations of the Board of Directors, as described in this proxy statement. If any other matter properly comes before the Annual Meeting, the designated proxies will vote on that matter in their discretion. If you are a beneficial owner and do not provide voting instructions to your bank, broker or other nominee, whether your shares can be voted by such person depends on the type of item being considered for vote. The election of Directors is a non-discretionary item and may not be voted on by banks, brokers or other nominees who have not received specific voting instructions from beneficial owners.

Ballots will be distributed during the Annual Meeting to anyone who wants to vote in person at the meeting. To attend the meeting, you need to bring documentation showing that you owned our common stock on the record date of February 25, 2013.  You also may bring your brokerage statement reflecting your ownership of our common stock as of February 25, 2013, with you to the meeting. Please note, however, that upon admittance to the meeting if you hold your shares in “street” name, you will not be able to vote your shares at the meeting without a legal proxy from your bank, broker or other nominee to vote in person at the Annual Meeting.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

                Our Restated Certificate of Incorporation and Bylaws provide that the Board will consist of not less than seven nor more than 12 members,as determined from time-to-time by the Board. The size of the Board is presently set at seven.  Due to the resignation of Sam K. Duncan as Director, there is currently a vacant seat on our Board.  The Corporate Governance Committee is in the midst of a search to identify a qualified candidate for the vacant seat.  When the Board identifies the person best suited to fill the vacant Director seat, the Board will appoint the Director for a term that will end at the 2014 Annual Meeting.

Our Board is unclassified, which means all directors who agree to continue to serve on our Board stand for re-election each year.  Directors will be elected to the Board of Nash-Finch Company at the 2013 Annual Meeting.   Each Director so elected will hold office until the next annual meeting and until their successors are elected and qualified.

The Board has nominated the following Directors:

Christopher W. Bodine Alec C. Covington Mickey P. Foret	Douglas A. Hacker U.S. Army Major General (Ret.) Hawthorne L. Proctor William R. Voss

Required Vote

                The affirmative vote of a majority of the shares of our common stock issued and outstanding and entitled to vote on the Election of Directors, present in person or represented by proxy, is required for the election of each of the nominees. It is the intention of the persons named in the enclosed proxy card to vote such proxy for the election of all nominees named in the proxy card, unless otherwise directed by the stockholder. While the Board has no reason to believe that any of the persons named will not be available as a candidate, if such a situation arises, the proxy will be voted to elect such other person as determined in the discretion of the proxies named on the enclosed proxy card. Each person nominated for election has consented to being named in this proxy statement and has agreed to serve if elected.  Abstentions and broker non-votes are counted towards a quorum, but are not counted for any purpose in determining the Election of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR”THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

Information About Directors and Nominees

When evaluating Director candidates, our Corporate Governance Committee compares the qualifications of the candidates to the criteria set forth in our Corporate Governance Guidelines. The criteria includes the breadth and depth of relevant business and board experience, judgment and integrity, reputation in one’s profession, ability to devote sufficient time to Board responsibilities, commitment to serving on the Board for an extended period of time, diversity of background, education, leadership ability, concern for the interests of stockholders and relevant regulatory guidelines. The Board believes that the backgrounds and qualifications of the Directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board and its committees to fulfill their responsibilities.  In accordance with rules of the SEC, the biographical information for each Director nominee includes a summary of the specific experience, qualifications, attributes or skills that led the Board to conclude that the person should serve as a Director of the Company.  It would not be possible to detail all experience, qualifications, attributes or skills possessed by each Director. Rather, we have attempted to set out those unique and important professional characteristics that each particular person brings to the Board.  The following information is current as of February 25, 2013and is provided concerning the nominees for election as Directors of Nash-Finch:

Christopher W. Bodine Director since 2011 Age 57

Mr. Bodine has been a Director of the Company since 2011. Mr. Bodine retired from CVS Caremark in January 2009 after 24 years with CVS. Prior to his retirement, Mr. Bodine served as President, Healthcare Services of CVS Caremark Corporation, where he was responsible for strategy, business development, trade relations, sales and account management, pharmacy merchandising, marketing, information technology and Minute Clinic. Prior to the merger of CVS Corporation and Caremark Rx, Inc. in March 2007, Mr. Bodine served for several years as Executive Vice President — Merchandising and Marketing of CVS Corporation. Mr. Bodine has served as a Director of Watson Pharmaceutical since June 2009 and has been active in the pharmaceutical industry serving on a number of boards and committees, including the Healthcare Leadership Council, RI Quality Institute, National Retail Federation, National Association of Chain Drug Stores (NACDS), and the NACDS Pharmacy Affairs and Leadership Committees. The Company believes that Mr. Bodine’s extensive experience in the retail sector, including his service as President, Healthcare Services of CVS Caremark Corporation, his focus on strategy and business development and his prior board experience give him the qualifications and skills to serve as a Director.

Alec C. Covington Director since 2006 Age 55

Mr. Covington has been President and Chief Executive Officer and a Director of the Company since May 2006. Mr. Covington served as President and Chief Executive Officer of Tree of Life, Inc., a marketer and distributor of natural and specialty foods, from February 2004 to May 2006, and for the same period as a member of the Executive Board of Tree of Life’s parent corporation, Royal Wessanen nv, a multi-national food corporation based in the Netherlands. From April 2001 to February 2004, he was Chief Executive Officer of AmeriCold Logistics, LLC, a provider of supply chain solutions in the consumer packaged goods industry. Prior to that time, Mr. Covington served as President of Richfood Inc., a regional food distributor, and Executive Vice President of SuperValu Inc. The Company believes Mr. Covington’s role as CEO of our Company, as well as his extensive experience in the food distribution industry, give him the qualifications and skills to serve as a Director.

Mickey P. Foret Director since 2005 Age 67

Mr. Foret has been a Director of the Company since 2005. Mr. Foret served until 2002 as Executive Vice President and Chief Financial Officer of Northwest Airlines, Inc., an airline company, and Chairman and Chief Executive Officer of Northwest Airlines Cargo, Inc., a transportation and logistics company. Mr. Foret was employed in various management positions at Northwest Airlines from 1992 until 1996 as well as from 1998 until 2002. Mr. Foret previously served as President and Chief Operating Officer of Atlas Air Cargo, Inc. and as President and Chief Operating Officer, as well as in other management positions, at Continental Airlines, Inc. Mr. Foret has served as a director of Delta Air Lines, Inc. since October 2008, and as a director of the URS Corporation, an engineering design services firm since March 2003. Mr. Foret has previously served as a director for the following companies: NorAm Energy Corp.; MAIR Holdings, Inc.; ADC Telecommunications, Inc.; First American Funds; Champion Airlines, Inc.; Worldspan L.P.; and Northwest Airlines. The Company believes that Mr. Foret’s business experience, including his roles as Executive Vice President Finance and Chief Financial Officer for a Fortune 500 Company, as well as his extensive experience in financial and capital markets, give him the qualifications and skills to serve as a Director.

Douglas A. Hacker Director since 2005 Age 57

Mr. Hacker has been a Director of the Company since 2005. Mr. Hacker is currently an independent business executive and formerly served as Executive Vice President, Strategy for UAL Corporation, an airline holding company, from December 2002 to May 2006. Prior to this position, he served with UAL Corporation as President, UAL Loyalty Services from September 2001 to December 2002, and as Executive Vice President and Chief Financial Officer from July 1999 to September 2001. Mr. Hacker also serves as a trustee of a series of open-end investment companies that are part of the Columbia family of mutual funds and as a director of Aircastle Limited, a commercial aircraft leasing company and SeaCube Container Leasing, Limited, a container leasing company. The Company believes that Mr. Hacker’s extensive experience in financial and operating management, including his prior service as a Executive Vice President, Strategy, and his service as Chief Financial Officer of a major airline, in addition to his depth of knowledge in executive compensation give him the qualifications and skills to serve as a Director.

U.S. Army Major General (Ret.) Hawthorne L. Proctor Director since 2007 Age 66

Major General (Ret.) Proctor has been a Director of the Company since 2007. Major General (Ret.) Proctor currently serves as Managing Partner of Proctor & Boone LLC Consulting, and Senior Logistics Consultant in the Department of Defense Business Group of Intelligent Decisions, Inc., where he has worked since 2006. Major General (Ret.) Proctor served for nearly 35 years in the United States Army, where he performed with distinction in numerous senior logistics management roles including Commander, Defense Personnel Support Center and later Commander, Defense Supply Center, Philadelphia, 46th Quartermaster General of the United States Army, and J3, or Chief Operating Officer (COO) Defense Logistics Agency. After retiring from the United States Army, Major General (Ret.) Proctor served from 2004 to 2006 as COO for Innovative Logistics Techniques, Inc. (INNOLOG), an integrator of logistics systems for homeland security, defense and state and local government agencies. In November 2006, he became principal owner and COO of Proctor, Petersen & Marcum, Inc., a small service disabled veteran owned business and in 2009 he became President and Principal owner of ProMar Inc. also a small service disabled veteran owned business. The Company believes that Major General (Ret.) Proctor’s extensive service with the military as a logistician, and his prior leadership of a $3.2 billion enterprise that provided food, clothing and medical supplies to Department of Defense organizations give him the qualifications and skills to serve as a Director.

William R. Voss Director since 1998 Chairman since 2006 Age 59

Mr. Voss has been Chairman of the Company’s Board since May 2006. Mr. Voss has served as Managing Director of and investor in Lake Pacific Partners, LLC, a private equity investment firm specializing in consumer products and services, for more than ten years. He previously served as Chairman and Chief Executive Officer of Natural Nutrition Group, Inc., a food processor; as Chief Executive Officer of McCain Foods, Inc.; and as President and a Director of Pilgrim’s Pride Corporation. He also served as a Principal with Booz, Allen & Hamilton management consultants. He has served as a director of several other public and private companies. The Company believes that Mr. Voss’ extensive experience as an entrepreneur, executive, consultant, investor and director in the consumer products industry, as well as his experience serving as President and a Director of a Fortune 500 company give him the qualifications and skills to serve as a Director.

 Information About the Board of Directors and Its Committees

                The Board has three standing committees, the Audit and Finance Committee, the Compensation and Management Development Committee and the Corporate Governance Committee, each of which is comprised exclusively of independent directors, as determined by the Board, and operates under a written charter adopted by the Board setting forth its purposes, authority and responsibilities.  A current copy of the Audit and Finance Committee Charter, which was last amended on April 23, 2012, is included as Appendix IV to this proxy statement.  Current copies of the Corporate Governance Committee Charter and the Compensation and Management Development Committee Charter, both of which were last amended on April 23, 2012, are included as Appendix V and Appendix VI, respectively, to this proxy statement.  A current copy of each committee’s charter can also be found in the “Investor Relations” section of the Nash-Finch website at www.nashfinch.com under the tab “Corporate Governance.” The Board has also determined that a majority of the members of the Audit and Finance Committee, including the Chairman, Mickey P. Foret, are “audit committee financial experts” as that term is defined in Item 407(d)(5) of the SEC’s Regulation S-K. The principal functions of the committees are described below.

Audit and Finance Committee

•

Assists the Board in its general oversight of the Company’s accounting and financial reporting processes, financial and disclosure controls and compliance processes, and of the independent audits of the Company’s financial statements.

•	Selects the firm to be appointed as Nash-Finch’s independent auditor, and evaluates its qualifications, performance and independence.

•	Reviews and approves the scope of the annual independent audit and internal audit program.

•	Reviews and discusses with management and the independent auditor accounting and audit principles and practices and the adequacy and effectiveness of accounting and financial controls.

•	Gives prior approval to all audit and non-audit services performed by the independent auditor.

•	Meets independently with internal audit and the independent auditor to discuss the results of their examinations.

•	Reviews with management and the independent auditor the periodic reports to be filed by Nash-Finch with the SEC.

•	Reviews and approves in advance certain related party transactions involving the Company.

Corporate Governance Committee

•

Considers and recommends to the Board the size of the Board, nominees for election as director (including those recommended by stockholders), nominees for appointment to standing Board committees as well as policies relating to the functions of such committees.

•	Considers and recommends to the Board proposals regarding director compensation.

•	Implements and monitors the Board’s governance guidelines and recommends to the Board any modifications to the guidelines.

•	Conducts an annual evaluation of overall Board performance and its governance processes and periodic evaluations of individual directors.

Compensation and Management Development Committee

•

Reviews and approves salaries and incentive plan goals and awards for officers (“Section 16 officers”) as that term is defined in Rule 16-a1 (f) under the Securities Exchange Act of 1934 (the “Exchange Act”), and in reviewing and approving the salary and incentive plan goals and awards for the CEO, considers the results of the assessment conducted by the Corporate Governance Committee.

•

Oversees the Company’s incentive compensation, deferred compensation, profit sharing, equity-based compensation and supplemental retirement plans for employees, including approval of equity-based compensation awards for Section 16 officers.

•	Considers and recommends to the Board nominees for election as officers.

•	Reviews the Company’s compensation structure for executive and management employees, and submits to the Board recommendations regarding changes, including new or revised compensation plans.

•	Reviews and monitors compliance with officer and director stock ownership guidelines.

•	Reviews management development and succession plans and succession for Section 16 officers and other key executives.

                The following table summarizes the membership of the Board and each of its standing committees during 2012, as well as the number of times the Board and each committee met during the fiscal year ended December 29, 2012:

Compensation
	Board of	Audit and Finance	and Management Development	Corporate Governance
	Directors	Committee	Committee	Committee
Christopher W. Bodine	X	X	X	X
Alec C. Covington	X
Sam K. Duncan	X	X	X	X
Mickey P. Foret	X	X	X	X
Douglas A. Hacker	X	X	X	X
Hawthorne L. Proctor	X	X	X	X
William R. Voss.	Chairman
Number of fiscal 2012 meetings	9	4	5	4

With the exception of Mr. Duncan, each director attended 100% of the combination of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which the director served that were held during fiscal 2012.  Including Mr. Duncan, each director attended 96% of the combination of the above described meetings.

 Board Leadership Structure

 Our Bylaws provide the Company with the flexibility to choose a leadership structure that is appropriate for the times and economic circumstances in which the Company operates.  Our current Board Chairman, William R. Voss, is an independent director and has served as our Chairman since 2006.  Alec C. Covington has served as President and Chief Executive Officer of the Company since 2006 as well.  We believe our stockholders are well served by this separation of roles which provides a leadership structure that allows our CEO to focus his efforts on running the Company and the independent Chairman to focus the Board’s efforts on governance and oversight.  Our independent Chairman’s leadership ensures that the Board is focused on relevant matters, has whatever information is needed, and promotes full Board discussion and review while working toward consensus.

The separation of roles notwithstanding, we believe it is important that the CEO and the independent Chairman work together to ensure the Board is fully advised of important issues, trends and business developments.  To that end, the flow of information between management and the Board is frequent, timely and substantive.  Our CEO and Board Chairman work together to determine what information will ensure that the Board has sufficient information to make informed decisions and discharge its oversight role.

Risk Management

At Nash-Finch, risk management is the responsibility of the full Board, not a single Board Committee.  We believe risk assessment is a critical component of effective decision making and therefore have not compartmentalized responsibility for that assessment by charging a single Board Committee with responsibility for risk management.

Our Board Committee structure facilitates the Board’s oversight of risk management.  All independent Directors, with the exception of the Board Chairman, serve as members of each of our Board Committees:  Audit and Finance; Compensation and Management Development; and Corporate Governance, with our Board Chairman serving as an ex officio member of each Committee.   Because all independent Directors participate in all Committee meetings, in addition to all Board meetings, we are able to take a holistic approach to risk management, thereby ensuring that the actions of individual Committees are taken with full knowledge of potential items of risk assessed by the other Committees and the full Board.

Each year our Internal Audit Department utilizes input from the Board and management to identify areas of risk that should be monitored in the upcoming year.  The Board typically focuses on one or more areas of risk and reviews management’s risk mitigation plans at its regularly scheduled Board meetings.

Compensation and Management Development Committee Procedures

                Our Board of Directors has charged the Compensation and Management Development Committee with the responsibility to review and either act on behalf of the Board or makes recommendations to the Board concerning compensation for Section 16 officers and review management development and succession plans for Section 16 officers and other key executives.

                Under the Compensation and Management Development Committee Charter, the Compensation and Management Development Committee may form and delegate authority to subcommittees consisting of one or more members when deemed appropriate.  The Compensation and Management Development Committee may also delegate to the CEO the authority, within pre-existing guidelines established by the Compensation and Management Development Committee, to approve equity compensation awards to employees other than Section 16 officers of the Company under established stock-based compensation plans of the Company. Any exercise of delegated authority is reported to the Compensation and Management Development Committee at its next regularly scheduled meeting.

                In addition, the Compensation and Management Development Committee has the authority to retain and terminate any compensation consulting firm, independent counsel or other advisors as the Compensation and Management Development Committee may deem appropriate to assist in its evaluation of executive compensation. In the course of advising the Compensation and Management Development Committee, the compensation consulting firm may be asked to provide guidance and support to management in connection with matters that are reviewed by the Compensation and Management Development Committee. Under its charter, the Compensation and Management Development Committee has the sole authority to approve related fees and retention terms. Pursuant to its authority, the Compensation and Management Development Committee engaged Towers Watson & Co. as the Compensation and Management Development Committee’s independent consultant for 2012.

                The Compensation and Management Development Committee generally consults with management regarding employee compensation matters, receives a recommendation from the Audit and Finance Committee for the compensation of the Vice President, Internal Audit and our CEO makes compensation recommendations for Section 16 officers, other than himself.

Compensation and Management Development Committee Interlocks and Insider Participation

                No member of the Compensation and Management Development Committee is now, or was during 2012 or any time prior thereto, an officer or employee of the Company. No member of the Compensation and Management Development Committee had any relationship with the Company during 2012 pursuant to which disclosure would be required under applicable SEC rules pertaining to the disclosure of transactions with related persons. None of the Company’s executive officers currently serves, or ever has served, as a member of the board of directors, the compensation committee, or any similar body, of any entity one of whose executive officers serves or served on our Board of Directors or the Compensation and Management Development Committee.

Compensation of Directors

                Compensation for our non-employee Directors for 2012 was comprised of: cash compensation, consisting of an annual Board and committee retainer, retainers for committee Chairs and the Chairman of the Board and meeting fees; and equity compensation in the form of restricted stock units.  In addition, non-employee Directors are reimbursed for out-of-pocket expenses incurred in attending Board and committee meetings.

                Our goal in setting compensation for our non-employee Directors is to remain competitive in attracting and retaining high quality directors. We also recognize that over the past few years, there has been an increase in Board responsibilities.

Elements of Director Compensation for 2012

                The following table lists the elements of non-employee Director cash and equity compensation for 2012:

Compensation Component	Compensation Program
Annual Board and Committee Retainer	$50,000
Annual Board Chairman Retainer	$150,000
Annual Committee Chairman Retainer	Corporate Governance Committee — $7,500
Audit and Finance Committee — $15,000
Compensation and Management Development Committee — $15,000
Board Meeting Fee	Regular meeting, in person or telephonic— $1,500
Administrative telephonic — $750
Committee Meeting Fee	Regular meeting, in person or telephonic— $1,250
Administrative telephonic — $750
Restricted Stock Units	Annual grant with face value of $50,000
Deferred Compensation	Details set forth below

                Restricted Stock Units. Restricted stock units, which are a form of performance units previously authorized under the Nash-Finch 2000 Stock Incentive Plan and presently authorized under the Nash-Finch 2009 Incentive Award Plan, vest six months after they are granted (subject to earlier vesting in the event of a director’s death or disability or a change in control of Nash-Finch). Settlement of restricted stock units occurs six months after termination of service as a Director. Restricted stock units may be settled only in shares of Nash-Finch common stock, with one share of stock issued for each restricted stock unit held. Settlement of restricted stock units is accelerated upon a change in control of Nash-Finch, unless a director waives the right to such acceleration. Restricted stock unit account balances are credited with additional units representing the deemed reinvestment of dividend equivalents.

                Deferred Compensation. The Director Deferred Compensation Plan was adopted by the Board in December 2004, and amended and restated in July 2012 to clarify distribution options. The Director Deferred Compensation Plan generally permits a participant to annually defer all or a portion of his cash compensation for service as a non-employee Director of the Company, and have the amount deferred credited to either a cash account, the balance of which fluctuates with the performance of investment funds in which the amounts are deemed invested, or a share account in which amounts deferred are converted to share units, each of which represents the right to receive one share of Nash-Finch common stock. The amounts deferred are payable upon termination of service as a non-employee Director, with amounts deferred to the cash account payable only in cash and amounts deferred to the share account payable only in stock. The Company has established a benefits protection trust to serve as the source of funds and securities to satisfy the Company’s deferred compensation obligations to non-employee Directors under these plans, and is funding the trust at a level equal to the amount of such obligations.

Non-Employee Director Compensation Table

The total 2012 compensation of our non-employee Directors is shown in the following table.

Director Compensation for the Fiscal Year Ended December 29, 2012
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)	Total ($)
Christopher W. Bodine	$ 78,500	$ 50,000	$ -	$ -	$ -	$ -	$ 128,500
Sam K. Duncan	75,653	50,000	-	-	-	-	125,653
Mickey P. Foret	93,500	50,000	-	-	-	-	143,500
Douglas A. Hacker	93,500	50,000	-	-	-	-	143,500
Hawthorne L. Proctor	78,500	50,000	-	-	-	-	128,500
William R. Voss	228,500	50,000	-	-	-	-	278,500

1.       Non-employee Directors are permitted to defer the receipt of cash compensation as described under “Elements of Director Compensation for 2012 — Deferred Compensation.”  The portion of compensation deferred by the non-employee directors during fiscal year 2012 is as follows:

Director	Cash Account	Stock Account	Total Deferred
Hawthorne L. Proctor	25,000	25,000	50,000
William R. Voss	100,000	-	100,000

2.       The amounts reported for stock awards reflect the grant date fair value of restricted stock units issued under the Company’s 2009 Incentive Award Plan.  The grant date fair value of these awards is computed in accordance with ASC Topic 718.  These awards are further described in “Elements of Director Compensation for 2012—Restricted Stock Units.”   The number of restricted stock units awarded to each director is determined by dividing $50,000 by the fair market value (average of the high and the low price) of a share of Nash-Finch Company common stock on the date the restricted stock units are awarded.

The executive compensation of Mr. Covington is described under “Executive Compensation and Other Benefits.”

PROPOSAL NO. 2: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we are providing our stockholders with a non-binding advisory vote to approve the compensation of our named executive officers (“NEOs”) (a “say-on-pay” vote).  The compensation of our NEOs is disclosed under the heading “Executive Compensation and Other Benefits,” which includes the Compensation Discussion and Analysis, compensation tables and narrative discussion, beginning on page 21 of this proxy statement.

Our stockholders advised us through votes cast at the 2011 annual meeting that they prefer to cast an advisory vote on executive compensation annually.  Our Board accepted that recommendation and asks for your vote FOR approval of the compensation of our NEOs, as described below.

We have designed our executive compensation program to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and to increase long-term stockholder value.  Our compensation policies and practices are based on a pay-for-performance philosophy and are designed to align with the interests of our stockholders.  As the chart below illustrates, we have out-performed our peers over the previous five year period.  This graph assumes a $100 investment in each of Nash-Finch Company, the S&P SmallCap 600 Index and the peer group indices at the close of trading on December 31, 2006, and also assumes the reinvestment of all dividends.   The stock price performance shown below is not necessarily indicative of future performance.

                iSee footnote below.

iThe peer group represented in the line graph above includes the following nine publicly traded companies: SuperValu Inc., Arden Group, Inc., Ingles Markets, Incorporated, Harris Teeter Supermarkets, Inc., Spartan Stores, Inc., United Natural Foods, Inc., Weis Markets, Inc. and Core-Mark Holding Company, Inc.  The peer group cumulative return is weighted by market capitalization of each peer company as of the beginning of the five-year performance period.

We have implemented sound compensation and corporate governance practices for our executive compensation, including the following:

•   The Compensation and Management Development Committee (the “Compensation Committee”) is composed entirely of directors who are independent, as required by NASDAQ.

•   The Compensation Committee utilizes the services of Towers Watson, an independent compensation consultant.

•   We allocate a substantial portion of compensation to performance-based compensation. In fiscal 2012, approximately 77% of the total annual and long-term compensation, in the case of Mr. Covington, and approximately 63% of the total annual and long-term compensation, in the case of all other NEOs, was variable and tied to financial performance.

•   We award a substantial portion of compensation in the form of long-term equity awards, namely performance units under our long-term incentive program, so that the NEOs’ interests are aligned with stockholders’ interests and our long-term performance.

•   Annual bonus opportunities for the NEOs under our short-term incentive plan are based on key financial metrics.

•   We have meaningful stock ownership guidelines.

•   We have clawback provisions in our short-term and long-term incentive plans.

•   We have an insider trading policy applicable to our NEOs and other specified employees that prohibits, among other things:

¡    Trading in Nash-Finch Securities on a short-term basis;

¡    Purchasing Nash-Finch Securities on margin, or otherwise pledging Nash-Finch Securities;

¡    Short sales of Nash-Finch Securities; and

¡    Hedging, such as buying or selling put or call options on Nash-Finch Securities, or entering into “costless collar” or similar transactions intended to preserve value.

•   Starting in 2012, any change in control agreements with newly hired or promoted executives do not contain tax gross up provisions.

The Compensation Committee believes that our executive compensation programs have been effective in driving performance in a difficult economic environment by offering competitive pay for financial performance, aligning the interests of our stockholders and our executives and enabling us to attract and retain qualified and experienced executives.

Last year, approximately 77% of the stockholders casting votes on our Say-on-Pay proposal (including abstentions and broker non-votes as votes cast) voted in favor of approving the compensation for our NEOs; excluding broker non-votes as votes cast, approximately 83% of stockholders cast votes in favor of approving compensation for our NEOs. Under Proposal 2 in this Proxy Statement, we are recommending that stockholders cast their advisory vote in favor of approving the compensation for the NEOs as disclosed in this proxy statement.  We encourage you to review the “Executive Compensation and Other Benefits” section of this proxy statement for additional details and information on our executive compensation programs.

Effect of Vote

Because your vote is advisory, it will not be binding upon the Company.  However, our Board, including its Compensation Committee, values our stockholders’ opinions, and we considered the outcome of the Say-on-Pay Vote cast in 2012 when determining executive compensation for 2013.  We will consider the outcome of this Say-on-Pay Vote when determining executive compensation for 2014.

Resolution

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the “Executive Compensation and Other Benefits” section of this proxy, which includes the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 2, TO APPROVE EXECUTIVE COMPENSATION

PROPOSAL NUMBER 3:  RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

                The Audit and Finance Committee of the Board has selected Grant Thornton LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 28, 2013. The Board of Directors has directed that management submit the selection of Grant Thornton LLP as our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. We have requested and expect a representative of Grant Thornton LLP to be present at the Annual Meeting, to make a statement if he or she so desires and to respond to appropriate questions.

                Stockholder ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Company is submitting the selection of Grant Thornton LLP to stockholders for ratification as a matter of good corporate governance. If stockholders fail to ratify the selection, the Audit and Finance Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit and Finance Committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if it determines that such a change would be in the best interests of Nash-Finch and its stockholders.

Vote Required

                The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote will be required to ratify the selection of Grant Thornton LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 3, RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

CORPORATE GOVERNANCE

Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which were last amended on April 23, 2012, a copy of which can be found in the “Investor Relations” section of the Nash-Finch website at www.nashfinch.com under the tab “Corporate Governance.”  The Guidelines provide, among other things:

•         Independent Directors.  All of the members of the Board except for Mr. Covington, our President and Chief Executive Officer, have been determined by the Board to be “independent directors,” as the term is defined in Rule 4200(a)(15) of the NASDAQ Stock Market. The NASDAQ independence definition consists of a series of objective tests, including that the director is not an officer or employee of ours and has not engaged in various types of business dealings with us. In addition, as further required by NASDAQ rules, our Board has made a subjective determination with respect to each independent director that no relationships exist which, in the opinion of our Board, would interfere with the exercise of independent judgment by each such director in carrying out the responsibilities of a director. In making these determinations, our Board reviewed and discussed information provided by the individual directors and us with regard to each director’s business and personal activities as they may relate to us and our management.

•         Chairman and Lead Independent Director.  The Guidelines provide that if at any time the Chairman of the Board is not an independent director, one of the independent directors shall be designated by the Board as the lead independent director to chair executive sessions of the independent directors, set Board agendas with the Chairman of the Board, and perform such other functions as our Bylaws provide or as the Board may specify from time to time.

•         Committee Composition.  All committees of the Board are composed exclusively of independent directors.

•         Committee Charters.  Each committee operates under a Board-approved charter setting forth the purpose, authority and duties of the committee. Copies of these charters can be found in the “Investor Relations” section of the Nash-Finch website at www.nashfinch.com under the tab “Corporate Governance.”

•         Executive Sessions of Independent Directors.  Each regularly scheduled Board meeting includes an executive session of the independent directors without management present.

•         Access to Outside Advisors.  The Board and its committees have the authority to retain independent outside financial, legal, compensation or other advisors as they deem necessary or advisable.

•         Assessing Board and Committee Performance.  Annual evaluations of the performance and effectiveness of the Board and each committee are conducted.

•         Code of Business Conduct.  The Board has adopted a Code of Business Conduct applicable to Nash-Finch directors and employees generally, as well as a Code of Ethics for Senior Financial Management applicable to our Chief Executive Officer, Chief Financial Officer and Corporate Controller. Copies of these Codes can be found in the “Investor Relations” section of the Nash-Finch website at www.nashfinch.com under the tab “Corporate Governance.”

•         Stock Ownership by Directors.  Directors are expected, within three years of joining the Board, to accumulate Nash-Finch stock whose value is at least five times the amount of the annual base retainer and to make reasonable, good faith efforts to maintain a stockholding of at least that amount.

Director Attendance at Annual Stockholders Meetings.  Directors are expected to make every reasonable effort to attend the annual meetings of the stockholders of Nash-Finch. All directors attended the 2012 annual meeting of stockholders.

 Related Party Transaction Policy and Procedures

                In addition to the provisions of our Code of Business Conduct and Code of Ethics for Senior Financial Management that deal with conflicts of interest and related party transactions, we have adopted a Related Party Transaction Policy and Procedures that is designed to confirm our position that related party transactions should be avoided except when they are in our interests and to require that certain types of transactions that may create conflicts of interest or other relationships with related parties are approved in advance by the members of the Audit and Finance Committee who are disinterested with respect to the matter under consideration. This policy applies to transactions meeting the following criteria:

 •     the amount involved will or may be expected to exceed $50,000 in any fiscal year;

 •     we or any of our subsidiaries would be a participant; and

 •     any person who is or was in the current or immediately preceding fiscal year an executive officer, Director, Director nominee, greater than five percent beneficial owner of our common stock, immediate family member of any of the foregoing or a firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, has or will have a direct or indirect interest.

                In adopting this policy, the Board of Directors reviewed certain types of transactions and deemed them to be pre-approved even if the amount involved exceeds $50,000. These types of transactions include:

 •     Compensation:

—    to any executive officer or Director (for services as a director) if the compensation is required to be reported in our proxy statement pursuant to Item 402 of Regulation S-K (“Item 402”); or

—    to any executive officer (other than an immediate family member of another related party) if the compensation would have been required to be reported under Item 402 as compensation earned for services to us if the executive was a “named executive officer” in the proxy statement and such compensation has been approved, or recommended to our Board of Directors for approval, by the Compensation and Management Development Committee.

 •     Transactions that are in our ordinary course of business and where the interest of the related party arises only:

 —   from the related party’s position as a director of another corporation or organization that is a party to the transaction; or

 —   from the direct or indirect ownership by the related party and all other related parties, in the aggregate, of less than a 5% equity interest in another person (other than a partnership) which is a party to the transaction; or

 —   from both such positions described above and such ownership described above; or

 —   from the related party’s position as a limited partner in a partnership in which the related party and all other related parties, in the aggregate, have an interest of less than 5%, and the related party is not a general partner of and does not have another position in the partnership.

 •     Transactions that are in our ordinary course of business and where the interest of the related party arises solely from the ownership of a class of our equity securities and all holders of such class of our equity securities will receive the same benefit on a pro rata basis.

                Under the terms of our Related Party Transaction Policy and Procedures, when considering whether to approve a proposed related party transaction, factors to be considered include, among other things, whether such transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

                During 2012, there were no transactions as described in the preceding paragraphs. In the ordinary course of business, however, the Company may from time-to-time engage in transactions with other corporations whose officers or directors are also Directors of the Company. These transactions may include the Company’s purchase of products from certain companies, including Gladson, LLC and Maxi Canada, Inc.  These arrangements are conducted on an arm’s-length basis. The relevant outside Director does not participate in these business relationships nor profit directly from them.

                A copy of our Related Party Transaction Policy and Procedures is posted on our website, which can be viewed by going to www.nashfinch.com and clicking on the “Investor” tab and then selecting the Corporate Governance section and finally selecting the document titled “Related Party Transaction Policy and Procedures” from the list of documents on the web page.

Director Candidates

                The Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as by management. The Corporate Governance Committee may retain a third-party executive search firm to identify and assist in evaluating candidates. Nash-Finch stockholders may also recommend individuals for the Corporate Governance Committee to consider as potential director candidates by submitting a written recommendation to the Secretary, Nash-Finch Company, 7600 France Avenue South, Minneapolis, MN 55435. In addition to any requirements under the Company’s Restated Certificate of Incorporation or Bylaws, any recommendation must include:

•

sufficient biographical information concerning the recommended individual for the Corporate Governance Committee to consider, including employment and educational background, other board and committee memberships, and any relationships that might affect a determination by the Board that the individual would be considered independent;

•	a written consent signed by the recommended individual by which he or she agrees to stand for election if nominated by the Board and to serve if elected by the stockholders; and

•

the name and address of the stockholder submitting the recommendation, the number of shares of Nash-Finch common stock held of record and beneficially by the stockholder, and the name in which such shares are registered on the stock transfer records of Nash-Finch.

                The Corporate Governance Committee may require that the recommended individual furnish additional information, if necessary, to assist the Corporate Governance Committee in assessing the qualifications of that individual to serve as a director.

                When evaluating candidates and determining whether to recommend any candidate for inclusion in the Board’s slate of recommended Director nominees, including candidates recommended by stockholders, the Corporate Governance Committee compares the qualifications of the candidates to the criteria set forth in Nash-Finch’s Corporate Governance Guidelines. These criteria include the breadth and depth of relevant business and board experience, judgment and integrity, reputation in one’s profession, ability to devote sufficient time to Board responsibilities, commitment to serving on the Board for an extended period of time, diversity of background, education, leadership ability, concern for the interests of stockholders and relevant regulatory guidelines. Consideration of a candidate is made in the context of an assessment of the perceived needs of the Board and its committees at the particular point in time, and no specific weights are assigned to particular criteria. The Board believes that the backgrounds and qualifications of the Directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board and its committees to fulfill their responsibilities.  The Board does not have a specific diversity policy, but considers diversity of race, ethnicity, gender, age, cultural background, perspective, viewpoint and professional experiences in evaluating candidates for Board membership. Diversity is important because a variety of points of view contribute to a more effective decision-making process.

Communications from Stockholders

                Stockholders who wish to communicate with the Board may do so by writing to the Board or a particular Director. Such communications should be addressed to the Board of Directors or a particular Director c/o Secretary, Nash-Finch Company, 7600 France Avenue South, Minneapolis, MN 55435. Each communication will initially be received and processed by the Secretary of Nash-Finch, who will then refer the communication to the appropriate Board member (either the Director named in the communication, the Chairman of the Board committee having authority over the matter raised in the communication, or the Chairman of the Board in all other cases). The Director to whom a communication is referred will determine, in consultation with Company counsel, whether a copy or summary of the communication will be provided to the other Directors. The Board will respond to communications if and as appropriate.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding beneficial ownership of our common stock, as of February 25, 2013, for each stockholder who we know owns beneficially more than five percent of the outstanding shares of common stock on that date.  Shares reported as beneficially owned include those the beneficial owner has the right to acquire within 60 days of February 25, 2013.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		% of Class (*)
BlackRock, Inc.	1,295,567	(a)	10.56%
40 East 52nd Street
New York, NY 10022

T. Rowe Price Associates, Inc.	1,281,100	(b)	10.44%
100 E. Pratt Street
Baltimore, MD 21202

Dimensional Fund Advisors LP	921,683	(c)	7.51%
Palisades West, Building One, 6300 Bee Cave Road
Austin, TX 78746

The Vanguard Group, Inc.	754,560	(d)	6.15%
100 Vanguard Blvd.
Malvern, PA 19355

Brandywine Global Investment Management, LLC	581,733	(e)	4.74%
2929 Arch Street, 8th Floor
Philadelphia, PA 19104

*      Based upon 12,273,802 shares of common stock outstanding as of February 25, 2013.

(a)     According to a Schedule 13G/A filed with the SEC on January 11, 2013 by BlackRock, Inc. (“BlackRock”), BlackRock (a) is a parent holding company and (b) has sole voting power over 1,295,567 shares, shared voting power over no shares, sole dispositive power over 1,295,567 shares and shared dispositive power over no shares. The principal business address of BlackRock is 40 East 52nd Street, New York, NY 10022.

(b)     According to a Schedule 13G/A filed with the SEC on February 8, 2013 by T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc. (collectively, “T. Rowe”), T. Rowe (a) is a registered investment advisor and (b) has sole voting power over 378,600 shares, shared voting power over no shares, sole dispositive power over 1,281,100 shares and shared dispositive power over no shares. These securities are owned by various individual and institutional investors for which T. Rowe serves as investment adviser with power to direct investments and/or sole power to vote the securities. The principal business address of T. Rowe is 100 E. Pratt Street, Baltimore, MD 21202.

(c)     According to a Schedule 13G/A filed with the SEC on February 12, 2013 by Dimensional Fund Advisors LP (“Dimensional”), Dimensional (a) is a registered investment advisor and (b) has sole voting power over 910,011  shares, shared voting power over no shares, sole dispositive power over 921,683 shares and shared dispositive power over no shares. These securities are owned by various individual and institutional investors for which Dimensional serves as investment adviser, with power to direct investments and/or sole power to vote the securities. The principal business address of Dimensional is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX, 78746.

(d)     According to a Schedule 13G/A filed with the SEC on February 13, 2013 by The Vanguard Group, Inc. (“Vanguard”), Vanguard (a) is a registered investment advisor and (b) has sole voting power over 19,681 shares, shared voting power over no shares, sole dispositive power over 735,579 shares and shared dispositive power over 18,981 shares. These securities are owned by various individual and institutional investors for which Vanguard serves as investment adviser with power to direct investments and/or sole power to vote the securities. The principal business address of Vanguard is 100 Vanguard Blvd., Malvern, PA  19355.

(e)     According to a Schedule 13G/A filed with the SEC on February 14, 2013 by Brandywine Global Investment Management, LLC (“Brandywine”), Brandywine (a) is a registered investment advisor and (b) has sole voting power over 569,533 shares, shared voting power over no shares, sole dispositive power over 581,733 shares and shared dispositive power over no shares. These securities are owned by various individual and institutional investors for which Brandywine serves as investment adviser with power to direct investments and/or sole power to vote the securities. The principal business address of Brandywine is 2929 Arch Street, 8th Floor, Philadelphia, PA 19104.

SECURITY OWNERSHIP OF MANAGEMENT

                The table below sets forth information regarding beneficial ownership of our common stock by (1) each of our Director nominees, (2) the executive officers named in the Summary Compensation Table of this proxy statement, and (3) all of our directors and executive officers as a group.  Information is presented as of February 25, 2013, except where otherwise noted.  Each shareholder exercises sole voting and dispositive powers with respect to all shares reported as beneficially owned by such shareholder.

                For purposes of this table, the number of shares of common stock beneficially owned by each person includes (a) shares of common stock owned directly or indirectly, (b) shares of common stock subject to options held by the person that are currently exercisable or will become exercisable within 60 days from February 25, 2013, and (c) shares of common stock that the person would have the right to acquire upon settlement of share units if the person’s service as a Director or executive officer were to end within 60 days from February 25, 2013.

                We have also included in the table the target number of performance units awarded to executive officers under the Long-Term Incentive Program (described under “Executive Compensation and Other Benefits — Elements of Executive Compensation — Long-Term Incentives”) and performance units designated as restricted stock units awarded to executive officers (described under “Executive Compensation and Other Benefits — Elements of Executive Compensation — Restricted Stock Units”). Although the shares for which these units may be settled are not considered beneficially owned by the respective individuals, the units are presented here as additional information because they represent an economic interest of the individuals in the Company’s common stock.

Name of Beneficial Owner	Total Beneficially Owned(1)	Vested and Deferred(2)	Performance Units(3)	Total Stock Interest (4)	Percent of Class
Christopher W. Bodine(5)
Director	-	3,732	-	3,732	*

Alec C. Covington(6)
President and Chief Executive Officer	-	397,153	189,384	586,537	*

Mickey P. Foret(7)
Director	14,000	12,653	-	26,653	*

Douglas A. Hacker(8)
Director	3,500	12,653	-	16,153	*

Hawthorne L. Proctor(9)
Director	-	13,413	-	13,413	*

William R. Voss(10)
Director	12,500	37,854	-	50,354	*

Robert B. Dimond(11)
Executive Vice President, Chief Financial Officer & Treasurer	23,665	64,003	41,313	128,981	*

Christopher Brown(12)
former Executive Vice President, President and Chief Operating Officer, Nash-Finch Wholesale	-	34,253	22,375	56,628	*

Edward L. Brunot (13)
Executive Vice President, President and Chief Operating Officer, Military	9,659	15,419	58,736	83,814	*

Calvin Sihilling(14)
Executive Vice President, Chief Information Officer	-	71,295	35,298	106,593	*

Kathleen M. Mahoney(15)
Executive Vice President, Secretary & General Counsel	3,014	59,152	30,591	92,756	*

All Directors and Executive Officers as a Group (13 persons)	75,914	729,737	470,590	1,276,241	*

* Indicates beneficial ownership of less than 1%

(1)           For directors and executive officers, the number shown represents common shares beneficially owned.

(2)           For directors, the number shown represents both share units and restricted stock (performance) units that are payable in shares of Nash-Finch common stock following termination of service on the Board under the 1997 Non-Employee Director Stock Compensation Plan, the Director Deferred Compensation Plan, the 2000 Stock Incentive Plan and the 2009 Incentive Award Plan.  For executive officers, the number shown represents restricted performance units that have vested, but have been deferred into the Deferred Compensation Plan as described under “Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans.”

(3)           Includes both the target number of performance units awarded under the Company’s Long-Term Incentive Program, 2000 Stock Incentive Plan and the 2009 Incentive Award Plan and performance units designated as restricted stock units.  The units awarded under the Company’s Long-Term Incentive Program, 2000 Stock Incentive Plan and the 2009 Incentive Award Plan will vest and be settled in shares of the Company’s common stock if and to the degree the Company achieves specified performance goals over a three-year performance period.  Actual payouts could range from zero to 200% of the target amount. The performance units designated as restricted stock units either vest annually on the anniversary date of the award or at the end of 5 years.

(4)           Equals the sum of the total number of shares beneficially owned, shares vested and deferred as described in note (2) and the performance units described in note (3).

(5)           Vested and deferred shares of Mr. Bodine include 3,732 share units.

(6)           Vested and deferred shares for Mr. Covington include 397,153 vested performance units that Mr. Covington has deferred into the Company’s Deferred Compensation Plan. The amounts under the Performance Units column for Mr. Covington include 189,384 units awarded under the Company’s Long-Term Incentive Program.

(7)           Beneficially owned shares of Mr. Foret include 14,000 shares of common stock.  The amounts under the Vested and Deferred column include 12,653 share units.

(8)           Beneficially owned shares of Mr. Hacker include 3,500 shares of common stock.  The amounts under the Vested and Deferred column include 12,653 share units.

(9)           Vested and deferred shares of Mr. Proctor include 13,413 share units.

(10)        Beneficially owned shares of Mr. Voss include 12,500 shares of common stock.  The amounts under the Vested and Deferred column include 37,854 share units.

(11)        Beneficially owned shares of Mr. Dimond include 23,665 shares of common stock. Vested and deferred shares for Mr. Dimond include 64,003 vested performance units that Mr. Dimond has deferred into the Company’s Deferred Compensation Plan.  Performance units for Mr. Dimond include 41,313 units awarded under the Company’s Long-Term Incentive Program.

(12)        Vested and deferred shares for Mr. Brown include 34,253 vested performance units that Mr. Brown has deferred into the Company’s Deferred Compensation Plan.  Performance units for Mr. Brown include 22,375 units awarded under the Company’s Long-Term Incentive Program.

(13)        Beneficially owned shares of Mr. Brunot included 9,659 shares of common stock.  Vested and deferred shares for Mr. Brunot include 15,419 vested performance units that Mr. Brunot has deferred into the Company’s Deferred Compensation Plan.  Performance units for Mr. Brunot include 58,736 units awarded under the Company’s Long-Term Incentive Plan.

(14)        Vested and deferred shares of Mr. Sihilling include 71,295 vested performance units that Mr. Sihilling has deferred into the Company’s Deferred Compensation Plan.  Performance units for Mr. Sihilling include 35,298 units awarded under the Company’s Long-Term Incentive Program.

(15)        Beneficially owned shares of Ms. Mahoney included 3,013 shares of common stock. Vested and deferred shares for Ms. Mahoney include 59,152 vested performance units that Ms. Mahoney has deferred into the Company’s Deferred Compensation Plan.  Performance units for Ms. Mahoney include 30,591 units awarded under the Company’s Long-Term Incentive Program.

EXECUTIVE COMPENSATION AND OTHER BENEFITS

Compensation and Management Development Committee Report

                The Compensation and Management Development Committee of the Board of Directors (the “Compensation Committee”) is responsible for the development and oversight of our executive compensation policies and programs, and for determining the compensation paid to our executive officers, including each of our named executive officers.  Comprised entirely of independent Directors, the Compensation Committee has the authority to engage independent compensation consultants, as well as other advisers and experts, to provide advice and assistance in designing and implementing our executive compensation program.  During 2012, the Compensation Committee retained Towers Watson as its independent compensation consultant.

The members of the Compensation Committee reviewed and discussed the Compensation Discussion and Analysis appearing below with Company management, and based on such review and discussion, have recommended to the Board of Directors that such Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s annual report on Form 10-K for 2012.

Compensation and Management

development Committee

Douglas A. Hacker, Chairman

Christopher W. Bodine

Mickey P. Foret

Hawthorne L. Proctor

Compensation Discussion and Analysis

Introduction

                In this Compensation Discussion and Analysis, we address the compensation paid or awarded to the following named executive officers (NEOs) for fiscal 2012: Alec C. Covington, our President and Chief Executive Officer; Robert B. Dimond, our Executive Vice President, Chief Financial Officer and Treasurer; Christopher A. Brown, our former Executive Vice President, President and Chief Operating Officer, Nash-Finch Wholesale; Calvin S. Sihilling, our Executive Vice President, Chief Information Officer; Edward L. Brunot, our Executive Vice President, President and Chief Operating Officer, MDV and Ms. Kathleen M. Mahoney, our Executive Vice President, Secretary and General Counsel. Compensation decisions for the NEOS were made by the Compensation Committee.  The term fiscal 2012 refers to our fiscal year ending December 29, 2012.

Executive Summary

Objectives of Our Compensation Program

                Our compensation program for NEOs is designed to:

 •     Attract, reward and retain the key talent who are critical to our long term success

 •     Provide a competitive level of target compensation, ensuring that compensation paid is in alignment with Company performance

 •     Motivate and encourage our executives to contribute to our financial success

 •     Reward our executives for leadership, excellence and performance that promotes sustainable growth in stockholder value

Components of Fiscal 2012 Compensation Program

                The following chart provides a brief summary of the principal elements of our executive compensation program for fiscal 2012. We describe these elements, as well as retirement, severance and other benefits, in more detail later in this Compensation Discussion and Analysis.

Components of Compensation Paid to Named Executive Officers in Fiscal 2012

Base Salary

Form:                                                     Fixed annual cash

Compensation Objective:                  Compensate executives for their level of responsibility and sustained individual performance, consistent with competitive practices

Relation to Performance:                   The Committee annually reviews the base salaries of the NEOs for competitiveness after conducting subjective performance evaluations

2012 Actions/Results:                       The salaries offered to NEOs Covington, Brown, Sihilling and Mahoney were competitive and thus no salary increases were given to those NEOs for fiscal 2012.  Salary increases were given to NEOs Dimond and Brunot based on the results of our competitive practices review

Annual Bonus Awards – Short-Term Incentive Plan (STIP)

Form:                                                     Cash, paid on an annual basis

Compensation Objective:                  Motivate executives to focus on achievement of our annual business objectives

Relation to Performance:                   The amount of the annual bonus, if any, is dependent on achievement of financial and operational performance goals

2012 Actions/Results:                       Target bonuses ranged from 70% to 100% of base salary

                                                              Bonus opportunities for all NEOs were based on the attainment of individual Plan metrics; the financial metric for all NEOs other than Mr. Brown and Mr. Brunot was based on overall corporate financial performance.  Because the EBITDA gating performance target was not reached, no payouts were made under the 2012 STIP program to any NEO.

Long-Term Incentive Plan Compensation (LTIP)

Form:                                                     Performance units, earned based on performance over a three-year performance period

Compensation Objective:                  Align executive interests with stockholder interests; create a strong financial incentive for achieving or exceeding long-term performance goals

Relation to Performance:                    Payment is based on our financial performance; the value of performance units is based on our stock price

2012 Actions/Results:                        The target number of shares underlying performance units granted to NEOs in fiscal 2012 ranged from 12,464 shares to 66,467 shares

Link Between Our Financial Performance and Executive Compensation

We experienced a challenging economic environment in Fiscal 2012, as more specifically described under “Management’s Discussion and Analysis” in our Annual Report on Form 10-K.  In spite of the challenges of our industry, the Compensation Committee believes that our executive team performed at a high level and is fully focused on achieving our short-term and long-term goals for growth and profitability.

We have designed our incentive plans to deliver above market compensation when performance is above market, and conversely to deliver below market incentive compensation when performance is below market.  The graph below demonstrates that strong link between financial performance and executive compensation: our three-year Total Shareholder Return (“TSR”) performance was below median, as was the realizable pay (as defined below) of our CEO.

1 In addition to Nash Finch, the Companies designated by diamonds comprise the Nash Finch peer group, with the exception of Stater Bros.  Because Stater Bros. is not a public company, it is not possible to calculate TSR for that company.  The companies designated by circles comprise a broader grouping of comparable food, retailing and distribution companies selected by Towers Watson, our independent consultant, to increase the sample size to further validate the results.

2 Realizable pay was comprised of the following compensation components:  base salary;actual payout of annual bonus; equity performance awards (settled), valued at the market value of earned awards; and outstanding performance awards which were valued at the market value of target awards.  No stock options, restricted stock unit awards or one time compensation awards were delivered to our CEO during the three year period.

Viewed another way, the table belowii demonstrates that our performance based compensation vehicles utilize aggressive targets, thus forging the link between executive compensation and stockholder interests.  Over the past three years, Mr. Covington, like the other NEOs, did not earn the full target compensation opportunities established by the Compensation Committee, as the Company’s achievements during the economic downturn were below target.  Of particular note are the following:

•         no annual bonus was earned under the 2009 STIP (paid in 2010);

•         less than half the annual bonus opportunity was earned under the 2010 STIP (paid in 2011);

•         no payout was made under the 2009 LTIP (paid in 2012);

•         The SARs awarded to the CEO in 2009 in connection with the Company’s acquisition of certain assets of GSC Enterprises, Inc. never vested due to the fact that the Company’s stock did not trade at or above the required levels for 90 consecutive trading days during the vesting period.

Fiscal Year	Salary Paid	Bonus Paid	Performance Unit Payout	RSU Vesting	SAR Vesting	Total Direct Compensation
2012	$ 857,527	$ 845,508	$ -	$ -	$ -	$ 1,703,045
2011	$ 852,937	$ 395,553	$1,715,223	$1,251,281	$ -	$ 4,215,094
2010	$ 862,937	$ -	$2,395,766	$1,162,417	$ -	$ 4,411,120

In addition no annual bonus was earned for the 2012 STIP Plan, which would have been paid in 2013 and no payout was made under the 2010 LTIP plan, which would have been paid in 2013.  We believe our incentive plans forge a strong link between pay and performance.

Compensation and Corporate Governance Practices

                The Compensation Committee seeks to implement and maintain sound compensation and corporate governance practices, which include the following:

   •   The Compensation Committee is composed entirely of directors who are independent, as required by NASDAQ.

   •   The Compensation Committee utilizes the services of Towers Watson, an independent compensation consultant.

  •   We allocate a substantial portion of compensation to performance-based compensation. In fiscal 2012, approximately 77% of the total annual and long-term compensation, in the case of Mr. Covington, and approximately 63% of the total annual and long-term compensation, in the case of all other NEOs, was variable and tied to financial performance.

   •   We award a substantial portion of compensation in the form of long-term awards, namely, performance units under our LTIP, so that NEOs’ interests are aligned with stockholders’ interests and our long-term performance.

   •   Annual bonus opportunities for the NEOs under our STIP (the Executive Incentive Program) are based on key financial metrics.

   •   We have meaningful stock ownership guidelines.

   •   We have clawback provisions in our STIP and LTIP.

   •    We have an insider trading policy applicable to our NEOs and other specified employees that prohibits hedging, pledging and similar activities with respect to our stock.

   •    In 2012, the Company’s change in control agreements with newly hired or promoted executives did not contain tax gross-up provisions. Indeed, the Company has not entered into a Change in Control Agreement with a tax gross up provision since November 2009.

Compensation Philosophy and Objectives

Our executive compensation programs are designed to attract, reward and retain the key talent who are critical to our long term success.  In fiscal 2012, we utilized three primary vehicles to award compensation to our NEOs and other executives:

  •          Base pay

  •          Annual bonus opportunity offered through our STIP

  •          Long term incentive opportunity offered through our LTIP

Both the STIP and LTIP programs are performance based and utilize performance criteria that are designed to achieve specific, measurable results intended to create value for our stockholders.

When evaluating compensation programs, we evaluate the programs to ensure they meet the following objectives:

  •      Strong Relationship Between Performance and Pay — We believe that executive compensation should be strongly linked to measured performance with a substantial portion of pay at risk.  By doing so, we provide the opportunity for both higher than market average compensation over periods of sustained excellent financial performance and lower than market average compensation in times of poor financial performance.

  •      Pay Competitively at Target Performance — We intend to provide executives with compensation opportunities competitive with those in companies comparable in size and scope, with which we compete for people and customers (“comparable positions”), while supporting a high-performance culture by tying a substantial portion of compensation to results.  With the assistance of Towers Watson, we annually conduct a competitive assessment of our executive compensation programs to help us achieve this goal.

  •      Much Compensation Remains At Risk After it is Earned — To ensure management’s alignment with our stockholders, stock-based compensation represents a substantial portion of total executive compensation.  During 2012 we granted stock-based compensation to our NEOs under the LTIP in the form of performance units, which pay out in common stock after the end of a three-year performance measurement period if we achieve the specified performance metrics.  Indeed, 87% of the vested equity compensation earned collectively by our NEOs since 2005 was deferred and therefore remains at risk.

  •      Adapt Pay Programs over Time as the Company’s Circumstances and Needs Change — We are not static in our approach to executive compensation.  We make changes when appropriate to ensure continued alignment between our management and the interests of our stockholders and to properly incentivize and reward management.

  •      Ensure Compensation Programs Do Not Create Undue Risk for the Company— We design our compensation programs and set our performance targets at levels which incentivize our executives to deliver value to our stockholders without incentivizing inappropriate risk taking.   While we always evaluate compensation programs with an eye towards risk management, the recent economic downturn sharpened our focus on risk management.  Our review of our compensation programs confirmed that the performance targets we set for our compensation programs align management with our stockholders and do not incent excessive risk taking.  The weighting of our compensation programs toward long-term incentives that reward sustainable performance and stockholder return further minimize any incentive for executives to engage in imprudent risk taking.

  •      Include Clawback Provisions in STIP and LTIP —  Our use of clawback provisions in our STIP and LTIP programs further guards against excessive risk taking.

iiThis table is provided as supplemental information to show the total compensation paid to Mr. Covington in fiscal 2012, 2011 and 2010. A comparable illustration would apply to our other NEOs. The information in the supplemental table below differs from the information in the Summary Compensation Table in several ways. Specifically, the table below (i) omits the columns captioned “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and “All Other Compensation,” because those dollar amounts are not generally related to performance, and (ii) shows actual payout values of performance units, restricted stock units (RSUs) and stock appreciation rights (SARs).

Consideration of Say-on-Pay Vote

                The Compensation Committee believes that our executive compensation programs have been effective in linking pay to performance in a difficult economic environment by offering competitive pay for financial performance, aligning the interests of our stockholders and our executives and enabling us to attract and retain qualified and experienced executives. At our May 2012 Annual Meeting, approximately 77% of the stockholders casting votes on our Say-on-Pay proposal (including abstentions and broker non-votes as votes cast) voted in favor of approving the compensation for our NEOs; excluding broker non-votes as votes cast, approximately 83% of stockholders cast votes in favor of approving compensation for our NEOs.

Fiscal 2012 compensation decisions had already been made at the time of the 2012 say-on-pay vote.  The Committee considered the results of the 2012 say-on-pay vote along with other factors when making executive compensation decisions for fiscal 2013. Under Proposal 2 in this Proxy Statement, we are recommending that stockholders cast their advisory vote in favor of approving the compensation for the NEOs as disclosed in this Proxy Statement.

Determination of Competitive Compensation and Role of Executive Officers in Determining Compensation

                In determining fiscal 2012 compensation, the Compensation Committee engaged Towers Watson as its compensation consultant. The primary duties of Towers Watson were to:

 •     Provide the Compensation Committee with independent and objective market data comparing the target compensation opportunities of our executives (including a review of the salary, annual bonus target and long-term incentive awards) to the compensation offered by our peers and by companies with which we compete for talent and business for comparable positions; and

 •     Review components of our compensation program as requested from time to time by the Compensation Committee and recommend plan design changes as appropriate.

The Compensation Committee believes that there was no conflict of interest between Towers Watson and the Compensation Committee during the fiscal year ended December 29, 2012. In reaching this conclusion, the Compensation Committee considered the factors set forth in Rule 10C-1(b)(4)(i) under the Exchange Act regarding compensation advisor independence.

Each year, the Compensation Committee analyzes whether it is using the most appropriate compensation peer group and market data, based on factors including the size and businesses of the companies and the market data available.  The Compensation Committee selected the following peer group of food distribution and retail companies for purposes of the compensation review (“2012 Peer Group”): Core-Mark Holding Company, Inc.; Spartan Stores, Inc.; SuperValu, Inc.; United Natural Foods, Inc.; Arden Group, Inc., Ingles Markets, Incorporated; Ruddick Corporation; Stater Bros. Markets; and Weis Markets, Inc.

The 2012 Peer Group was selected primarily because the companies were food distribution and retail companies in the same or similar industries as ours, were similar to us in complexity and size and were or could be competitors with us for executives.  The 2012 Peer Group was unchanged from the peer group used for fiscal 2011, except for the removal of Winn-Dixie due to its filing for protection under the federal bankruptcy laws and the addition of Stater Bros. Markets to replace Winn-Dixie.

                The Compensation Committee reasonably relied on Towers Watson’s expertise to select sources of comparable information.  Towers Watson performed its review by using the following survey data: Towers Watson 2012 General Industry Executive Compensation Database; the Stanton Group 2012 Wholesale/Retail Group Compensation Survey; and the data from our 2012 Peer Group.

The compensation databases provide market information with respect to both annual and long-term compensation.  We do not benchmark against specific companies in the databases utilized by Towers Watson in preparing its reports.  The Compensation Committee uses Towers Watson’s analysis of compensation databases that include numerous companies as a reference point to provide a framework for compensation decisions.  This competitive market check is informative, but not determinative, as often it is not clear whether the scope and breadth of positions at different organizations are comparable to the positions at our Company.  The Compensation Committee does not target specific percentiles of annual, long-term or total compensation as indicative of the compensation to be paid to our NEOs.  Instead, the Compensation Committee exercises discretion and reviews a variety of factors, such as internal equity and sustained individual and Company performance, when setting our NEOs’ compensation.

        In connection with fiscal 2012 compensation, Mr. Covington, aided by our human resources personnel, provided statistical data and recommendations to the Compensation Committee to assist it in determining compensation levels.  Mr. Covington did not make recommendations as to his own compensation and was excused from the Compensation Committee meetings when his compensation was discussed by the Compensation Committee.  The ultimate decisions regarding executive compensation were made by the Compensation Committee.

When the NEOs were first hired (or promoted), each received one or more restricted stock unit grants which were designed to attract and retain a new executive team and to incent them to develop and implement a new strategic plan which would stabilize our business and promote long term growth.  With the exception of a 2009 and a 2010 restricted stock unit grant to Mr. Brunot, all restricted stock unit awards granted to the NEOs have now vested.

The Towers Watson report to the Compensation Committee indicated that the total compensation for the NEOs without restricted stock grants is below the competitive level of total compensation at the peer companies.  The Compensation Committee decided not to make additional restricted stock unit grants in fiscal 2012 to address this discrepancy, but instead increased the target opportunity available to the NEOs under the LTIP, and increased the target opportunity under the STIP for the NEOs other than Mr. Covington.  Mr. Covington’s LTIP opportunity was increased from $1,250,000 to $2,000,000, and the LTIP opportunity for the remaining NEOs was raised from 60% of base salary to 100% of base salary.  No changes were made to Mr. Covington’s STIP target payout, but the Committee raised the target for the other NEOs from 60% of base salary to 70% of base salary.  While the Committee determined increases were required in order to maintain the competitiveness of the compensation offered, the Committee tied the receipt of the additional compensation to the Company’s performance by increasing the executive’s performance based pay target opportunities, thus ensuring that if the Company does not perform there will be no increased compensation actually delivered to the NEOs.

Elements of Executive Compensation

Base Pay

                Base pay is set by the Compensation Committee and is based on a number of factors, including the role, level of responsibility and experience of the executive, corporate performance, and competitive compensation offered by companies with which we compete for business and talent.

The market data provided by Towers Watson showed that the base pay paid by the Company was competitive with the compensation offered by the companies with which we compete for business and talent, with the exception of Messrs. Dimond and Brunot.  Having determined that the base pay delivered to Messrs. Dimond and Brunot was not competitive, the Committee increased Mr. Dimond’s base pay from $375,000.00 to $450,000.00 and increased Mr. Brunot’s base pay from $350,000.00 to $400,000.00 in 2012.

Annual STIP Bonus

                Annual STIP bonuses awarded to the NEOs are based upon performance against objectively measurable, predetermined financial, operational and strategic goals approved by the Compensation Committee.  The financial goals are linked to our Consolidated EBITDA and, in appropriate cases, operating unit profitability, while the operational goals consist of an independent assessment of retail store operating performance and assessments of fill rate, on-time deliveries and a customer satisfaction survey conducted by an independent research firm for the food distribution and military segment.  These goals are set at levels that are aggressive but achievable and reflect performance in excess of what we would consider normal performance.

                Our STIP includes a gate that provides that no bonuses will be paid unless the financial component of the performance goals is attained and also limits the percentage payout for the non-financial components to the percentage paid on the financial component.  The STIP offers the possibility of an upside payout if the performance goals are exceeded.  The upside opportunity is capped at 150% of target and is only achieved if our performance exceeds the Consolidated EBITDAiii target.

The Compensation Committee retains discretion under the STIP to (1) provide for downward adjustments in bonus payouts by adjusting the payout factor percentages, and (2) equitably adjust financial performance factors such as net earnings to reflect the impact of events such as reorganizations, recapitalizations, significant acquisitions or divestitures, and changes in accounting policies, but only to the degree permitted by section 162(m) of the Internal Revenue Code.

STIP bonuses are paid in cash, subject to the option of participants to elect to receive up to 100% of their bonuses in shares of our common stock in lieu of cash. To further encourage bonus plan participants to increase their ownership interest in our common stock, participants who elect to receive all or part of their bonuses in shares of common stock receive additional shares of restricted stock equal to 15% of the shares paid in lieu of cash. All such restricted stock will vest after two years of continued employment, if the executive has retained beneficial ownership of the unrestricted shares. All bonus and restricted shares are issued under the Nash-Finch Company 2009 Incentive Award Plan (the “2009 Plan”).

For fiscal 2012, the STIP target opportunity for the NEOs was set as a percentage of each NEO's base pay.  In accordance with past practice, Mr. Covington was given the opportunity to earn a STIP bonus with a target set at 100%, and the remaining NEOs were given the opportunity to earn a STIP bonus with a target set at 70% of base pay.

The Consolidated EBITDA Target for our 2012 STIP for all NEOs other than Mr. Brunot was originally set at $132,283,000.  Following the acquisition of the 12 Bag ‘N Save Stores in April 2012 and the 18 No Frills Supermarket Stores in June 2012, the Compensation Committee adjusted the target upwards to $138,688,000.  This Consolidated EBITDA Target was a gating target, so that no bonuses would be paid to those NEOs unless performance exceeded 90% of target, and the percentage payout for the non-financial components was limited to the percentage paid on the Consolidated EBITDA component.  The EBITDA target for Mr. Brown was an internal target set with reference solely to the EBITDA achieved by the food distribution and retail segments.  The EBITDA target for Mr. Brunot was an internal target set with reference solely to the EBITDA achieved by the military distribution segment.  We do not publicly disclose targets for individual segments and therefore are not providing Mr. Brown and Mr. Brunot’s targets here.  To do so would require the disclosure of confidential information that would put us at a competitive disadvantage as well as causing the disclosure of confidential commercial and business information.  Moreover, disclosure of this confidential information would require us to provide guidance when the Company has determined that providing guidance is not in the best interests of the Company and its stockholders.

The Compensation Committee had discretion to reduce, but not increase, the bonus amount calculated based on achievement of the Consolidated EBITDA Target based on achievement of other specific financial and operational goals.  Because the other specific financial and operational goals reflect management’s strategic and operating plans, disclosure of which would put us at a competitive disadvantage as well as causing the disclosure of confidential commercial and business information, we do not disclose this information.  Moreover, disclosure of this confidential information would require us to provide guidance when the Company has determined that providing guidance is not in the best interests of the Company and its stockholders.

                In 2012, the Company did not achieve 90% of the upward adjusted 2012 financial target and, as a result, there were no payouts under the plan (even though many of the operational goals were achieved) due to the gating nature of the Consolidated EBITDA target.  No STIP bonuses were paid to any NEO.

LTIP Awards

Long-term incentive awards are designed to align the interests of the executives with our longer-term objectives and those of our stockholders and to reward them in relation to the achievement of these objectives.  The goals are set by the Compensation Committee at levels that we believe are aggressive but achievable and reflect performance in excess of what we would consider normal performance.  Awards under the LTIP consist solely of performance units.  The performance units vest after a three-year performance period, with a payout that can vary between 0% and 200% of a participant’s target payout.

With the assistance of Towers Watson, the Compensation Committee established the metrics for the 2012 LTIP as:

    a blend of absolute Return on Net Assets iv(RONA) (weighted 75%) and Compound Annual Growth Rate (CAGR) of RONA (weighted 25%) compared to the results achieved by our peers; and
    a comparison of our CAGR of Consolidated EBITDA results compared to the results achieved by our peers.

                The two metrics are weighed equally.  The following graph sets forth the matrix that is used to determine whether a payout is earned under the 2012 LTIP.

iii EBITDA and Consolidated EBITDA are calculated as earnings (loss) before interest, income tax, depreciation and amortization, adjusted to exclude extraordinary gains or losses, gains or losses from sales of assets other than inventory in the ordinary course of business, and non-cash charges (such as LIFO, asset impairments, closed store lease costs and share-based compensation), less cash payments made during the current period on non-cash charges recorded in prior periods.  Consolidated EBITDA should not be considered an alternative measure of our net income (loss), operating performance, cash flows or liquidity.  Consolidated EBITDA is provided as additional information as a key metric used to determine payout pursuant to our Short-Term and Long-Term Incentive Plans.  The Company also believes investors find the information useful because it reflects the resources available for strategic investments including, for example, capital needs of the business, strategic acquisitions and debt service.

iv "RONA" means the weighted average of the return on Net Assets for the fiscal year (or portion thereof) during the Measurement Period.  This is the quotient of (i) the sum of the net incomes for each fiscal year (or portion thereof) during the Measurement Period divided by (ii) the sum of the Average Net Assets for each fiscal year (or portion thereof) during the Measurement Period.

2012 LTIP Payout Matrix
(1) 3 Year Compounded Annual Growth Rate in EBITDA vs. Performance Peer Group
(2) Blend of Absolute RONA vs. Peers vs. CAGR of RONA vs. Peers
Weighting of 75% Absolute RONA and 25% CAGR of RONA
% of Payout for Blended RONA Matrix Will Be Interpolated Between Deciles Based Weighting of Rankings

		3 Year Compound Annual Growth Rate in EBITDA vs. Performance Peer Group
		1st Decile	2nd Decile	3rd Decile	4th Decile	5th Decile	6th Decile	7th Decile	8th Decile	9th Decile	10th Decile
	10th Decile	0.0%	0.0%	130.0%	140.0%	150.0%	160.0%	170.0%	180.0%	190.0%	200.0%
Blended Decile rankings	9th Decile	0.0%	0.0%	120.0%	130.0%	140.0%	150.0%	160.0%	170.0%	180.0%	190.0%
of RONA and Absolute	8th Decile	0.0%	0.0%	110.0%	120.0%	130.0%	140.0%	150.0%	160.0%	170.0%	180.0%
RONA.	7th Decile	0.0%	0.0%	100.0%	110.0%	120.0%	130.0%	140.0%	150.0%	160.0%	170.0%
	6th Decile	0.0%	0.0%	87.5%	100.0%	110.0%	120.0%	130.0%	140.0%	150.0%	160.0%
Weighting of 75%	5th Decile	0.0%	0.0%	75.0%	87.5%	100.0%	110.0%	120.0%	130.0%	140.0%	150.0%
Absolute RONA and	4th Decile	0.0%	0.0%	62.5%	75.0%	87.5%	100.0%	110.0%	120.0%	130.0%	140.0%
25% on RONA CAGR	3rd Decile	0.0%	0.0%	50.0%	62.5%	75.0%	87.5%	100.0%	110.0%	120.0%	130.0%
vs. Peers	2nd Decile	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
	1st Decile	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

The size of performance unit awards made to the NEOs was based on position level, and consistent with competitive practices for long-term incentives and overall direct compensation as reported by Towers Watson.  In accordance with the compensation competitive review conducted by Towers Watson, in 2012 the Committee awarded Mr. Covington a grant of performance units equal in value at the grant date to $2,000,000, and the remaining NEOs were awarded a grant equal in value at the grant date to 100% of their base salary.

The 2012 LTIP utilizes the same metrics as the 2011 LTIP, namely a blend of absolute Return on Net Assets (RONA) (weighted 75%) and Compound Annual Growth Rate (CAGR) of RONA (weighted 25%) compared to the results achieved by our peers; and a comparison of our CAGR of Consolidated EBITDA results compared to the results achieved by our peers with each metric weighted equally.

The following graph sets forth the matrix that is used to determine whether a payout is earned under the 2011 LTIP

(1) 3 Year Compounded Annual Growth Rate in EBITDA vs. Peformance Peer Group
(2) Blend of Absolute RONA vs. Peers vs. CAGR of RONA vs. Peers
Weighting of 75% Absolute RONA and 25% CAGR of RONA
% of Payout for Blended RONA Matrix Will Be Interpolated Between Deciles Based Weighting of Rankings

		3 Year Compound Annual Growth Rate in EBITDA vs. Performance Peer Group
		1st Decile	2nd Decile	3rd Decile	4th Decile	5th Decile	6th Decile	7th Decile	8th Decile	9th Decile	10th Decile
	10th Decile	0.0%	0.0%	130.0%	140.0%	150.0%	160.0%	170.0%	180.0%	190.0%	200.0%
Blended Decile rankings	9th Decile	0.0%	0.0%	120.0%	130.0%	140.0%	150.0%	160.0%	170.0%	180.0%	190.0%
of RONA and Absolute	8th Decile	0.0%	0.0%	110.0%	120.0%	130.0%	140.0%	150.0%	160.0%	170.0%	180.0%
RONA.	7th Decile	0.0%	0.0%	100.0%	110.0%	120.0%	130.0%	140.0%	150.0%	160.0%	170.0%
Weighting of 75%	6th Decile	0.0%	0.0%	87.5%	100.0%	110.0%	120.0%	130.0%	140.0%	150.0%	160.0%
Absolute RONA and	5th Decile	0.0%	0.0%	75.0%	87.5%	100.0%	110.0%	120.0%	130.0%	140.0%	150.0%
25% on RONA CAGR	4th Decile	0.0%	0.0%	62.5%	75.0%	87.5%	100.0%	110.0%	120.0%	130.0%	140.0%
vs. Peers	3rd Decile	0.0%	0.0%	50.0%	62.5%	75.0%	87.5%	100.0%	110.0%	120.0%	130.0%
	2nd Decile	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
	1st Decile	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

In 2012, the Company determined the amount of the payout of compensation earned under the 2009 LTIP for the period fiscal 2009-2011.  The metrics for that plan were (1) a blend of absolute RONA (weighted 75%) and CAGR of RONA (weighted 25%) and (2) the comparison of the cumulative three-year actual EBITDA results to the cumulative three-year strategic plan EBITDA targets.  Each metric was equally weighted.  Because the metrics of that plan were not achieved, no 2009 LTIP participants received a payout. All NEOs were participants in that plan and, like all other plan participants, did not receive a payout under the 2009 LTIP.

The 2009 LTIP numerical performance targets were internal targets and were tied to the Company’s internal strategic five year plans.  To disclose the Company’s retrospective performance against such targets would require the disclosure of confidential information that would put us at a competitive disadvantage as well as causing the disclosure of confidential commercial and business information.   Moreover, disclosure of this confidential information would require us to provide guidance when the Company has determined that providing guidance is not in the best interests of the Company and its stockholders further justifying our decision not to disclose this information.  As a result we decline to disclose the Company’s actual performance against these targets.

The measurement period for the 2010 LTIP plan ended with fiscal 2012.  The metrics for that plan were (1) a blend of absolute RONA (weighted 75%) and CAGR of RONA (weighted 25%) and (2) the comparison of the cumulative three-year actual EBITDA results to the cumulative three-year strategic plan EBITDA targets.  Each metric was equally weighted.  In 2013, the Compensation Committee determined that the Company had not achieved the 2010 LTIP numerical performance targets for such metrics and as a result, no 2010 LTIP participants received a payout under the 2010 LTIP.  All NEOs were participants in that plan and, like all other plan participants, did not receive a payout under the 2010 LTIP.

The 2010 LTIP performance targets were internal targets and were tied to the Company’s internal strategic five year plans.  To disclose the Company’s retrospective performance against each numerical target would require the disclosure of confidential information that would put us at a competitive disadvantage as well as causing the disclosure of confidential commercial and business information.   Moreover, disclosure of this confidential information would require us to provide guidance when the Company has determined that providing guidance is not in the best interests of the Company and its stockholders further justifying our decision not to disclose this information.  As a result we decline to disclose the Company’s actual performance against these targets.

MDV Gain Share Plan

The MDV Gain Share Plan was approved by the Board in connection with the acquisition of three military distribution centers from GSC Enterprise, Inc. (“GSC”) in January, 2009.  The main objective of the Plan is to provide an incentive to selected key employees of MDV to drive the successful integration of the business purchased from GSC and meet financial goals.   The Plan is designed to support the creation of stockholder value and align executive interest with that of stockholders; drive the achievement of business results needed to achieve long-term strategic objectives; and promote teamwork by encouraging the leadership team to work together to achieve their financial goals.  Mr. Brunot is the only named executive officer who is a participant in the MDV Gain Share Plan.

The Gain Share Plan is a multiple year cash incentive plan that has the potential for three payouts, depending on achieved performance over each of three measurement periods:  2009 – 2011; 2010 – 2012; and 2011 - 2013.  The maximum bonus that can be earned is a percentage of the annual STIP earned by each participant during each particular three-year measurement period. Payouts are determined based on attainment of financial goals.  Because specific financial goals reflect management’s strategic and operating plans, disclosure of which would be tantamount to providing guidance to the market as well as causing the disclosure of confidential commercial and business information, the disclosure of these specific financial and operational goals would put us at a competitive disadvantage, would require us to provide guidance when the Company has determined that providing guidance is not in the best interests of the Company and its stockholders and so we do not provide this information.

Clawback of STIP Bonuses and LTIP Awards

               The agreements under which STIP bonus payments and LTIP performance unit awards are made provide that if the CEO and CFO do not receive, or are required to reimburse us for, an annual bonus or performance unit payout in accordance with section 304 of the Sarbanes-Oxley Act of 2002, then all of our Executive Vice Presidents, Senior Vice Presidents and Vice Presidents will similarly be denied, or obligated to repay, any bonus or performance unit payout for such period.  Section 304 would be triggered by an accounting restatement resulting from material non-compliance as a result of misconduct with financial reporting requirements under securities laws.  In addition, the STIP bonuses and LTIP awards will be subject to forfeiture under clawback policies to be adopted by the Compensation Committee in accord with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”).

Retirement, Savings and Other Benefit Programs

Our NEOs participate in various executive retirement, savings, deferred compensation and severance programs which are described in greater detail below.  Specifically, we provide the following benefits to our NEOs generally on the same basis as the benefits provided to all employees:

•          Health, vision and dental insurance

•          Life insurance

•          Disability insurance

•          401(k) plan

We believe that these benefits are consistent with those offered by other companies, specifically those provided by our peers.

The NEOs also participate in two executive plans, as described below, that allow them to accumulate savings for retirement, in addition to the tax qualified savings plans for which all full-time associates are eligible.   The Nash-Finch Supplemental Executive Retirement Plan is an unfunded plan designed to reward and promote long tenure with the Company by providing retirement income to eligible participants.  The Deferred Compensation Plan permits each NEO to plan for retirement by annually deferring a portion of salary, annual bonus, and LTIP payouts into the Deferred Compensation Plan.

We provide limited perquisite opportunities to our NEOs.  We cover the costs of executive health screening for the NEOs and spousal travel costs related to attendance at Company sponsored programs.

Severance and Change in Control Agreements

We provide change in control benefits to provide income continuation upon certain involuntary terminations and to retain key executives, including our NEOs, during a potential change in control.  The Compensation Committee approved the change in control provisions in these agreements because the Compensation Committee desired to reinforce and encourage the continued attention and dedication of our NEOs to their assigned duties, notwithstanding the potential impact a change in control transaction could have on their respective careers or positions, and to alleviate financial hardships that may be experienced by our NEOs if their employment is involuntarily terminated under specified circumstances. Under the existing change in control agreements, in the event that it is determined that any payment by us to our NEOs would be a “golden parachute payment” and, therefore, result in the imposition of an excise tax under section 4999 of the Internal Revenue Code, our NEOs other than Mr. Brunot will receive a payment sufficient to place the NEOs in the same after-tax position as if no excise tax had been applicable.

The Compensation Committee has approved a new form of change in control agreement that does not contain a gross-up for excise tax under section 4999 of the Internal Revenue Code.  New change in control agreements entered into after December 31, 2011 will not contain a tax gross up provision.   Mr. Brunot’s Change in Control Agreement does not contain a tax gross up provision.

For a more detailed description of the change in control arrangements applicable to our NEOs, see the discussion set forth in detail below under the heading “Potential Payments upon Termination or Change in Control.”

Stock Ownership Guidelines

                The Compensation Committee previously approved stock ownership guidelines applicable to Nash-Finch officers, including the named executive officers.  Those guidelines provide that an executive is expected to make regular, good faith efforts to achieve a specified ownership target. The ownership target for the CEO is five times base salary; for executive and senior vice presidents three times base salary; and for vice presidents one times base salary. For these purposes, an individual’s ownership position includes both shares of common stock and derivative securities exercisable or convertible into shares of common stock (including stock options and restricted stock units), and includes all such securities beneficially owned by the individual.  Shares are valued for these purposes based on the average of the closing prices on the final trading day of the week for the prior 52 weeks.  A derivative security is valued at the “spread” between the aggregate value (determined as provided in the previous sentence) of all vested shares underlying the derivative security and the aggregate exercise price, if any, of that derivative security.  Executives must comply with the guidelines on the basis of vested equity alone, and an executive is required to retain at least 50% of each equity award settled until such time as the executive satisfies the ownership guidelines on the basis of vested equity alone.  The Compensation Committee periodically reviews current ownership levels relative to the guidelines, and may exclude an individual from participation in our long-term incentive program if satisfactory progress toward an ownership target is not being made.  As of February 28, 2013, with the exception of Mr. Brunot, each of the NEOs holds sufficient vested equity interests to comply with the stock ownership requirements of the stock ownership guidelines.

NEO Stock Ownership

Name	Title	Base Salary	Multiple	Stock Ownership Required	Number of Shares Owned/Vested	Market Value of Stock Owned/ Vested[v]	Variance
Alec C. Covington	CEO	$850,000	5	$4,250,000	397,153	$9,837,480	$5,587,480
Robert B. Dimond	EVP	$450,000	3	$1,350,000	87,668	$2,171,536	$ 821,536
Edward L. Brunot	EVP	$400,000	3	$1,200,000	25,078	$ 621,182	($ 578,818)
Calvin S. Sihilling	EVP	$375,000	3	$1,125,000	71,295	$1,765,977	$ 640,977
Kathleen M. Mahoney	EVP	$325,000	3	$ 975,000	62,165	$1,539,827	$ 564,827

Deductibility of Executive Compensation

                Section 162(m) of the Internal Revenue Code generally provides that we may not deduct compensation in excess of one million dollars paid in any taxable year to the CEO or the other executive officers named in the Summary Compensation Table, unless the compensation in excess of one million dollars is “performance based compensation.” Compensation that is deferred until retirement does not count toward the one million dollar limit. The adoption of the Performance Incentive Plan in 2009 was intended to allow annual bonuses to qualify as “performance based compensation” for any of these individuals who might receive compensation in excess of one million dollars in any taxable year.  The performance units granted in 2012 were intended to meet the requirements of “performance based compensation” under section 162(m).  The Compensation Committee will not necessarily limit executive compensation to amounts deductible under section 162(m) of the Internal Revenue Code since it wishes to maintain flexibility to structure our executive compensation programs in ways that best promote the interests of the Company and its stockholders.

Summary Compensation Table

                The table below presents the annual compensation for services in all capacities to the Company for the periods shown for the Company’s (1) Chief Executive Officer, (2) Chief Financial Officer, (3) three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer who were serving as executive officers of the Company on December 29, 2012, and (4) Christopher A. Brown our former President and COO, Nash Finch Wholesale, until November 2012, who remained an employee of the Company through Dec 29, 2012, and who would have been one of our three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer had he remained an executive officer through Dec 29, 2012. These officers are referred to as the “named executive officers” (NEO).  All dollar amounts are in United States dollars.

v Calculated using the average week end closing price for 52 weeks of $24.77 per share as of 10/06/12.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compen-sation ($)(2)	Change in Pension value and Nonqualified Deferred Compen-sation Earnings ($)(3)	All Other Compen-sation ($)(4)	Total ($)

Alec C. Covington	2012	857,527	-	1,949,477	-	-	15,362	169,511	2,991,877
President and	2011	852,937	-	1,149,165	-	845,508	7,647	179,311	3,034,568
Chief Executive Officer	2010	852,937	-	1,185,317	-	395,553	6,230	175,297	2,615,334

Robert B. Dimond	2012	449,890	-	438,630	-	-	5,797	89,454	983,771
Executive Vice President,	2011	376,593	-	206,896	-	223,841	2,773	94,865	904,968
Chief Financial Officer	2010	375,681	-	213,404	-	104,719	2,157	79,608	775,569
and Treasurer

Christopher A. Brown	2012(5)	476,301	-	463,062	-	-	7,625	94,739	1,041,727
former President and COO	2011	475,407	-	262,031	-	325,294	3,686	104,539	1,170,957
Nash Finch Wholesale	2010	475,407	-	270,302	-	132,644	2,903	99,553	980,808

Edward L. Brunot	2012	400,753	-	389,884	-	-	4,763	79,808	875,208
President and COO	2011	342,059	-	160,870	-	160,791	2,234	77,392	743,346
MDV	2010	299,895	-	1,212,400	-	37,326	1,741	64,689	1,616,051

Calvin S. Sihilling	2012	381,488	-	365,569	-	-	6,385	91,586	845,028
Executive Vice President	2011	381,488	-	206,896	-	223,841	3,133	98,147	913,505
Chief Information Officer	2010	381,488	-	213,404	-	104,719	2,512	79,607	781,730

Kathleen M. Mahoney	2012	329,037	-	316,823	-	-	7,184	64,822	717,866
Executive Vice President,	2011	329,011	-	179,288	-	193,995	3,729	74,622	780,645
General Counsel & Secretary	2010	328,713	-	184,919	-	90,757	3,175	69,636	677,200

1.             The amounts reported for stock awards reflect the grant date fair value of performance units granted under the 2000 Stock Incentive Plan and 2009 Incentive Award Plan pursuant to the Company’s Long-Term Incentive Program and of restricted stock units also issued under the Company’s 2000 Stock Incentive Plan and 2009 Incentive Award Plan.  Grants under the Company’s Long-Term Incentive Program vest after a three-year performance period, with a payout that can vary between 0% and 200% of an executive’s target payout.  The grant date fair value of these awards is computed in accordance with ASC Topic 718 and is presented in the above table with an assumed 100% achievement level. If the Company pays a dividend during the vesting period, the restricted stock unit account balances are credited with additional units representing the deemed reinvestment of dividend equivalents. The grant date fair market value of the restricted stock units assumes the dividend equivalent reinvestment; therefore, these are not reported as additional compensation for the NEOs.

For awards that are subject to performance conditions, the value is based on the probable outcome of the conditions at grant date. The value of the awards at the grant date assuming the highest level of performance conditions will be achieved is set forth below.

Name	Year	Stock Awards ($)

Alec C.	2012	3,898,954
Covington	2011	2,298,329
	2010	369,838

Robert B.	2012	877,260
Dimond	2011	413,792
	2010	426,807

Christopher A.	2012	926,124
Brown	2011	524,062
	2010	540,603

Edward L.	2012	779,767
Brunot	2011	321,741
	2010	890,690

Calvin S.	2012	731,138
Sihilling	2011	413,792
	2010	426,807

Kathleen M.	2012	633,645
Mahoney	2011	358,577
	2010	369,838

2.             Non-Equity Incentive Plan Compensation reflects cash awards earned during the year but payable in the following year under the Company’s bonus program as described under “Compensation Discussion and Analysis—STIP Bonuses.” In 2011, the performance of NEOs against the 2011 metrics resulted in a 99.5% STIP bonus payout.

3.             Reflects above market earnings on deferred compensation account balances.

4.             For each NEO the amount shown for each year may include a Company contribution on behalf of the officer to Nash-Finch’s Supplemental Executive Retirement Plan (“SERP”), Company contributions to the Nash-Finch Profit Sharing Plan (a 401(k) plan), life insurance premiums paid by the Company and costs paid by the Company for executive health screening programs.  The components of the amount which exceed $25,000 for any each NEO are as follows:

Name	Credit To SERP

Alec C. Covington	$169,511
Robert B. Dimond	89,454
Christopher A. Brown	94,739
Edward L. Brunot	79,808
Calvin S. Sihilling	74,793
Kathleen M. Mahoney	64,822

5.                   Includes all compensation paid to Mr. Brown including for periods following his service as President and COO, Nash Finch Wholesale, through December 29, 2012.

Grants of Plan-Based Awards

The following table shows all grants of plan-based awards to the NEOs with respect to the fiscal year ended December 29, 2012:

Grants of Plan-Based Awards for the Fiscal Year Ended December 29, 2012

Name	Grant Date	Estimated Future Payouts Under Non Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- lying Options (#)	Excersise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Thresh- old (#)	Target (#)	Max- imum (#)
Alec C. Covington	2/1/2012	-	-	-	33,234	66,467	132,934	-	-	-	1,949,477
	N/A	$ 255,000	$ 850,000	$ 1,275,000

Robert B. Dimond	2/1/2012	-	-	-	7,478	14,955	29,910	-	-	-	438,630
	N/A	$ 94,500	$ 315,000	$ 472,500

Christopher A. Brown	2/1/2012	-	-	-	7,894	15,788	31,576	-	-	-	463,062
	N/A	$ 24,941	$ 332,545	$ 498,818

Edward L. Brunot	2/1/2012	-	-	-	6,647	13,293	26,586	-	-	-	389,884
	N/A	$ 84,000	$ 280,000	$ 420,000

Calvin S. Sihilling	2/1/2012	-	-	-	6,232	12,464	24,928	-	-	-	365,569
	N/A	$ 78,761	$ 262,535	$ 393,803

Kathleen M. Mahoney	2/1/2012	-	-	-	5,401	10,802	21,604	-	-	-	316,823
	N/A	$ 68,259	$ 227,530	$ 341,295

1.             Reflects the maximum amounts payable under the Company’s bonus program as described under “Compensation Discussion and Analysis – STIP Bonuses”.  Based on the Company’s performance against the targets for the bonus plan, the payout of bonuses could range between zero to 150% of target.

2.             The amounts reflect performance units granted under the 2009 Incentive Award Plan pursuant to the Company’s Long-Term Incentive Program as described under “Compensation Discussion and Analysis — LTIP Awards.”  The performance units will pay out in shares of Nash-Finch common stock.  Depending on our ranking against the plan metrics, a participant could receive a number of shares ranging from zero to 200% of the number of performance units granted.  The minimum payout under the LTIP if performance is sufficient to earn a payout is 50%. The information in this column assumes a minimum payout is earned.

Outstanding Equity Awards at Fiscal Year End

The following table shows all stock that has not vested and stock incentive plan awards for each of the NEOs as of December 29, 2012:

	Option Awards					Stock Awards

Name	Number of Securities Un- derlying Unexer- cised Options (#) Exercis- able	Number of Securities Underlying Un- exercised Options (#) Un- exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Alec C. Covington	-	-	-	-	-	-	-	66,467(1)	$ 1,946,154
	-	-	-	-	-	-	-	28,888(2)	$ 845,841

Robert B. Dimond	-	-	-	-	-	-	-	14,955(1)	$ 437,882
	-	-	-	-	-	-	-	5,201(2)	$ 152,285

Christopher A. Brown	-	-	-	-	-	-	-	15,788(1)	$ 462,273
	-	-	-	-	-	-	-	6,587(2)	$ 192,867

Edward L. Brunot	-	-	-	-	-	22,593(3)	$ 661,515	13,293(1)	$ 389,219
	-	-	-	-	-	-	-	4,044(2)	$ 118,408

Calvin S. Sihilling	-	-	-	-	-	-	-	12,464(1)	$ 364,946
	-	-	-	-	-	-	-	5,201(2)	$ 152,285

Kathleen M. Mahoney	-	-	-	-	-	-	-	10,802(1)	$ 316,283
	-	-	-	-	-	-	-	4,507(2)	$ 131,965

1.                   Awards were granted under the LTIP and will vest at the end of 2014.  The amount that will vest is dependent on the Company's performance against key performance measures and can range from zero to 200% of the units granted.

2.             Awards were granted under the LTIP and will vest at the end of 2013.  The amount that will vest is dependent on the Company's performance against key performance measures and can range from zero to 200% of the units granted.

3.             Awards were granted on April 26, 2010 and will vest on the fifth anniversary of the grant date, assuming continued employment with the Company.

Stock Vested

                Shown below is information with respect to vesting of restricted share units and settlement of performance units for each of the NEOs with respect to the fiscal year ended December 29, 2012.  There are no options outstanding:

Stock Vested for the Fiscal Year Ended December 29, 2012

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Robert B. Dimond	41,557	1,224,685
Edward L. Brunot	13,940	300,128

Supplemental Executive Retirement Plan

                The Nash-Finch Supplemental Executive Retirement Plan (“SERP”) is an unfunded plan designed to reward and promote long tenure with the Company by providing retirement income to eligible participants to supplement amounts available from other sources.  The Committee oversees the administration of the Plan, and approves the list of participants from among Nash-Finch’s management and highly compensated employees.  In 2012, all NEOs participated in the SERP.

                Under the SERP, each participant who is actively employed by, or on an approved leave of absence from, Nash-Finch or an affiliated entity on the last day of a calendar year will be credited with an amount equal to 20% of his or her base salary for that year.  On the last day of each calendar quarter, each participant’s SERP account is credited with earnings on the average daily account balance during that quarter at a rate equal to the quarterly equivalent of the average annual corporate bond yield for each month during the quarter, as reported by Moody’s Investor’s Service, Inc.

                Other than our CEO who is fully vested in his accounts, an active participant becomes fully vested in his or her SERP account balance upon the earlier of completing ten years of participation in the plan or reaching age 65.  A participant also becomes fully vested upon death or disability during the term of his or her employment, or upon a change in control of Nash-Finch.  A participant is not vested during his or her first five years of participation in the SERP, but becomes 50% vested after five years’ participation, and the level of vesting increases by ten percent per year thereafter.  The Committee has the authority under the Plan to accelerate the vesting of a participant’s interest in his/her SERP account.  The entire balance of a participant’s SERP account will be forfeited if the participant engages in competitive activity at any time while the participant is employed by Nash-Finch or an affiliated entity or is receiving distributions under the SERP, or if the participant’s employment is terminated for dishonesty or criminal conduct.  Distributions under the SERP begin the first month of the next calendar year following a participant’s termination of employment.  Payments will be made in 120 monthly installments, determined in each case by dividing the participant’s vested account balance by the number of remaining payments due.

                Company contributions and earnings credited to the SERP accounts of the executive officers named in the Summary Compensation Table are included in the “All Other Compensation” figures shown in that table.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

                Highly compensated employees of Nash-Finch, including the executive officers, are permitted to defer the receipt of their cash and long-term incentive compensation pursuant to the Deferred Compensation Plan. The Deferred Compensation Plan permits each participant to annually defer a portion of his or her salary, annual bonus, commissions and/or long-term incentive program payouts up to maximum percentages permitted by the Plan, and to have the amount deferred credited by book entry to a deferred compensation account. The Plan also provides that Company contribution credits will be made to a participant’s account under the Plan if and to the extent Company contributions to the participant’s account under the Company’s profit sharing/401(k) plan are reduced because of a reduction in the participant’s salary resulting from participation in the Plan. Each participant must allocate amounts credited to his or her deferred compensation account among various benchmark investment funds approved by the Plan Administrator. The balance in each deferred compensation account is adjusted daily to reflect the investment experience of the selected investment funds, as if amounts credited to the account had actually been invested in the investment funds. If a participant elects to defer the receipt of shares of Nash-Finch common stock issuable under the Nash-Finch 2000 Stock Incentive Plan or the Nash-Finch 2009 Incentive Award Plan, the deferred shares are credited as share units to a share sub-account under the Plan, distributions from which may be made only in shares of Nash-Finch common stock issued under the 2000 Stock Incentive Plan or the 2009 Incentive Award Plan, as applicable. The balance in a participant’s deferred compensation account will be payable upon retirement, death, disability, termination of employment or, if a participant so elects, at a date certain in the future or upon a change in control of the Company. Distributions may generally be made in a lump sum or in up to 15 annual installments. Participants are always 100% vested in their account balances.

Nonqualified Deferred Compensation for the Fiscal Year Ended December 29, 2012

The following table shows contributions, earnings and balances under our Deferred Compensation Plan.

Name	Plan	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)		Aggregate Earnings in Last FY ($)	Aggregate/ Withdrawals/Distributions ($)	Aggregate Balance at Last FY ($)
Alec C. Covington	Deferred Compensation Plan	-	280,125		(3,083,785)	-	8,459,346
	SERP	-	169,511	(1)	47,351	-	1,319,207
Robert B. Dimond	Compensation Plan	-	45,144		(1,059,842)	-	1,363,266
	SERP	-	89,454	(1)	18,001	-	526,513
Christopher A. Brown	Deferred Compensation Plan	-	24,160		(265,968)	-	729,597
	SERP	-	94,739	(1)	23,633	-	668,562
Edward L. Brunot	Deferred Compensation Plan	-	10,875		(241,878)	-	328,422
	SERP	-	79,808	(1)	14,781	-	438,690
Calvin S. Sihilling	Deferred Compensation Plan	-	48,775		(980,550)	-	1,518,583
	SERP	-	74,793	(1)	19,734	-	553,932
Kathleen M. Mahoney	Deferred Compensation Plan	-	41,722		(466,861)	-	1,259,943
	SERP	-	64,822	(1)	22,024	-	598,028

1.             Amounts for NEOs are included for such named officers in All Other Compensation in the Summary Compensation Table.

The table below shows the funds available under the Deferred Compensation Plan and their annual rate of return for the calendar year ended December 29, 2012.

Name of Fund	Rate of Return	Name of Fund	Rate of Return

AllianceBernstein Small Cap Growth	15.02%	Principal Equity Income	13.01%
American Century VP Mid Cap Value	16.23%	Principal LargeCap Growth	16.38%
Calvert VP EAFE International Indes	17.28%	Principal LargeCap S&P 500 Index	15.50%
Delaware VIP Small Cap Value	13.63%	Principal Lifetime 2010	11.79%
Fidelity VIP Contrafund	16.14%	Principal Lifetime 2020	14.76%
Janus Aspen Balanced	13.37%	Principal Lifetime 2030	15.58%
Janus Aspen Enterprise	16.99%	Principal Lifetime 2040	16.71%
MFS VIT Research International	16.41%	Principal Lifetime 2050	17.07%
PIMCO VIT Real Return	8.76%	Principal Lifetime Strategic Income	9.65%
PIMCO VIT Short-Term	2.78%	Principal Real Estate Securities	17.17%	*
PIMCO VIT Total Return	9.60%	Templeton Foreign Securities	18.55%
Principal Bond Market Index	2.10%	Vanguard VIF Mid Cap Value	15.82%
Principal Diversified International	18.44%

* Since inception on 5/15/2012

 Potential Payments Upon Termination or Change In Control

                The section below describes the amount of compensation that may be made to NEOs of the Company in the event of termination of such executive’s employment or in connection with a change in control.  The amount of compensation payable to each NEO upon voluntary termination, voluntary for-good-reason termination, retirement, involuntary not-for-cause termination, involuntary for-cause termination, disability or death of the executive, or in connection with a change in control is shown in the tables below.  The amounts shown assume that such termination or change in control was effective as of December 29, 2012, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination.  For stock-based awards, the fair market value of the Company’s stock on December 28, 2012, the last trading day of the Company’s 2012 fiscal year, was used to determine compensation earned.  The actual amounts to be paid out can only be determined at the time of such executive’s termination from the Company.  For stock appreciation rights, the fair market value of the Company’s stock on December 29, 2012 was used to determine the number and value of restricted stock units that would be awarded upon the executive’s termination due to death or disability.

Amounts of compensation are payable to NEOs following termination of employment pursuant to the terms of each such NEO’s employment agreement and the terms of the Company’s equity incentive and non-equity incentive and other plans and programs, including the LTIP, STIP, Deferred Compensation Plan and SERP. The terms of the employment agreements and such plans and programs require the NEO to comply with certain non-competition, non-solicitation and confidentiality obligations as a condition to receipt of compensation, depending upon the triggering event leading to termination of employment. The scope and length of such obligations also varies depending upon the particular agreement, plan or program. In addition, the respective employment agreements require the applicable NEO to execute and deliver a release of claims against the Company prior to receipt of any severance compensation pursuant thereto. The Company’s standard form of release requires the terminated employee to agree to non-competition, non-solicitation and confidentiality obligations, the scope and length of which are individualized.

Payments Made Upon Termination

                Regardless of the manner in which a NEO’s employment terminates, he/she is entitled to receive amounts earned during the term of his or her employment.  Such amounts include:

•         If he/she is employed on the last day of the year, non-equity incentive compensation under the bonus plan earned during the fiscal year. If termination is prior to the last day of the year, non-equity incentive compensation is forfeited;

•         Amounts contributed under the Deferred Compensation Plan; and

•         Amounts accrued and vested through the Company’s Supplemental Executive Retirement Plan and Deferred Compensation Plan.  In connection with his or her initial commencement of participation in the Deferred Compensation Plan, the participant irrevocably elects the form and manner to receive the Termination Benefit as either a single lump sum payment or pursuant to the Annual Installment Method for up to five years.  If a Participant does not make any election in respect to the payment of the Termination Benefit, then such Participant shall be deemed to have elected to receive the benefit in a single lump sum payment.  The single lump sum payment shall be made, or installment payments shall commence, no later than 60 days after the Participant’s Benefit Distribution Date.  Remaining installment payments, if any, shall be paid no later than 60 days after each anniversary of the Participant’s Benefit Distribution Date. However, for the NEOs, Section 409A of the Internal Revenue Code requires that payments are not to be made during the six month period following termination of employment.

Payments Made Upon Retirement

                In the event of the retirement of a NEO, in addition to the items identified under “Payments Made Upon Termination” above:

•         All exercisable options and stock appreciation rights of the officer will remain exercisable for three years or until the end of their term, whichever is sooner;

•         He/She will continue to vest in performance units and stock bonuses in accordance with the schedule set forth in the agreements. Pursuant to the agreements in place for the NEOs as of December 29, 2012, excluding Alec Covington, all unvested performance units designated as restricted stock units and stock bonuses would be forfeited. Alec Covington’s stock units vest immediately upon retirement;

•         He/She will be entitled to receive a settlement payment under the Long-Term Incentive Program equal to the Settlement Share Amount that they would have received, multiplied by a fraction whose numerator is the full number of months employed during the Measurement Period and whose denominator is 36.  Any such payment will be made at the time of settlement of the Performance Units at the end of Measurement Period.  The Performance Units will be settled as soon as practicable after audited financial statements are available for the Company’s last fiscal year in the Measurement Period and information is publicly available with respect to the Performance Measures of the members of the Peer Group.

Payments Made Upon Death or Disability

                In the event of the death or disability of a NEO, in addition to the benefits listed under the heading “Payments Made Upon Termination” above:

•         All outstanding options and stock appreciation rights held by the NEO will become immediately exercisable for three years or until the end of the term of the award, whichever is sooner;

•         He/She will continue to vest in performance units designated as restricted stock units and stock bonuses;

•         He/She will immediately acquire a fully vested, nonforfeitable interest in his/her SERP account (The distribution will be made in the form of 120 monthly payments, which will begin during the first month of the plan year next following the plan year during which the individual’s employment ends; and

•         He/She will immediately fully vest in the Company contribution to his or her Deferred Compensation Plan account. In connection with his/her initial commencement of participation in the Deferred Compensation Plan, the participant shall irrevocably elect the form and manner in which to receive the disability benefit in a single lump sum payment or in annual installments for up to five years.  If he/she does not make any election in respect to the payment of the benefit, then such Participant shall be deemed to have elected to receive the benefit in a single lump sum payment.  The single lump sum payment shall be made, or installment payments shall commence, no later than 60 days after the Participant’s Benefit Distribution Date.  Remaining installment payments, if any, shall be paid no later than 60 days after each anniversary of the Participant’s Benefit Distribution Date.

                In the event of the death of a NEO, payments will be made under life insurance policies to his/her named beneficiary or estate. In the event of the death or disability of a NEO, in addition to the benefits listed above, he/she will receive the termination year bonus (pro-rata share to date of termination due to death or disability).

Payments Made Upon Involuntary Not-For-Cause Termination

                In the event of the involuntary not-for cause termination of an NEO, in addition to the items identified under “Payments Made Upon Termination” above:

•         All outstanding options or stock appreciation rights held by the NEO will remain exercisable for a period of three months after termination or until the end of the term of the awards, whichever is sooner;

•         He/She will continue to vest in performance units (excluding performance units designated as restricted stock units, which are discussed below) and stock bonuses in accordance with the schedule set forth in his or her applicable agreement; and

•         Outstanding performance units designated as restricted stock units will immediately vest on a pro rata basis (except awards to Mr. Covington, which vest immediately in full) determined by multiplying the number outstanding by a fraction whose numerator is the number of whole months between grant date and the termination date and whose denominator is the number of months of the full award.  As soon as administratively practicable following the vesting date, the Company will distribute the full settlement of all vested restricted stock units.  Pursuant to Section 409A of the Internal Revenue Code, no payments can be made during the six month period following termination of employment.

                In the event of the involuntary not-for-cause termination of the CEO, in addition to the items identified under “Payments Made Upon Termination” and those under “Payments Made Upon Involuntary Not-For-Cause Termination” above:

•         He/She will receive the bonus for the termination year;

•         An amount equal to two times the sum of the termination year salary and targeted bonus, payable in substantially equal installments in accordance with the Company’s regular payroll cycle over a period of 24 months following the date of termination; and

•         Continued participation for two years in benefit plans (including health, life, dental and disability) in which his/her dependents were entitled to participate prior to the termination.

                In the event of the involuntary not-for cause termination of Messrs. Dimond, Brunot, Sihilling or Ms. Mahoney, in addition to the items identified under “Payments Made Upon Termination” and those under “Payments Made Upon Involuntary Not-For-Cause Termination” above:

•         An amount equal to two times the sum of the termination year salary payable in substantially equal installments in accordance with the Company’s regular payroll cycle over a period of 24 months following the date of termination; and

•         Continued participation for two years in benefit plans (including health, life, dental and disability) in which his/her dependents were entitled to participate prior to the termination.

•         In the event Messrs. Dimond, Brunot, Sihilling or Ms. Mahoney finds alternate employment prior to the end of the severance period, his/her severance payment would end if the compensation received from the new employment equaled the severance amount.  If the compensation received from the new employment was less than the severance amount, the Company would pay the difference between the new compensation and the severance amount.

            Upon Mr. Brown's involuntary termination not-for-cause on January 3, 2013, the Company entered into a separation agreement with him that provided severance payments and certain health care cost reimbursement for up to two years from his termination date.  His severance payments will cease or be reduced at an earlier date if he becomes employed during the two years.

                If Mr. Brown does not secure employment prior thereto, he will receive an initial severance payment in the amount of $237,500 after six months have passed from his termination date.  He will then receive $9134.62 per week for up to seventy-eight more weeks if he remains unemployed.  If the compensation he receives upon securing new employment is less than the severance payments, the Company will pay the differential between his new compensation and the severance amount during the severance period.  His initial payment and any subsequent payments will not be paid if he breaches any of his post-employment restrictions, which include non-competition, non-solicitation, non-disparagement and confidentiality obligations.

Payments Made Upon a Change in Control

                In the event of termination of a NEO due to a change in control, in addition to the items identified under “Payments Made Upon Termination” and “Payments Made Upon Involuntary Not-For-Cause Termination” above:

•         Other than our CEO whose SERP account is fully vested, our other NEOs will immediately acquire a fully vested, nonforfeitable interest in their respective SERP accounts (the distribution will be made in the form of 120 monthly payments, which will begin during the first month of the plan year next following the plan year during which the individual’s employment was terminated).  Pursuant to Section 409A of the Internal Revenue Code, no payments may be made during the six month period following termination of employment;

•         Each will be entitled to receive a settlement amount under the LTIP for any units issued at least six months prior to the change in control.  In determining the amount to be settled, the measurement period shall be deemed to have terminated at the end of the last full fiscal quarter before the effective date of the Change in Control and to have commenced at the inception of the LTIP;

•         Outstanding performance units designated as restricted stock units will vest immediately in full;

•         He/She will immediately fully vest in the Company contribution to his or her Deferred Compensation Plan account.  In connection with his/her initial commencement of participation in the Deferred Compensation Plan, the participant shall irrevocable elect the form and manner in which to receive his/her benefit in the event of a Change in Control. If he/she does not make any election in respect to the payment, then such participant shall be deemed to have elected to receive the benefit in a single lump sum payment.  The single lump sum payment shall be made, or installment payments, in any, shall be paid no later than 60 days after each anniversary of the participant's Benefit Distribution Date.  Pursuant to 409A of the Internal Revenue Code, no payments may be made during the six month period following termination of employment; and

•         Each will receive a payment under the change in control agreement as described below. This payment would be in place of payments under cash payments described in “Payments Made Upon Involuntary Not-For-Cause Termination” above.

Change in Control Arrangements

                Change in Control Severance Agreements.   Each of the NEOs is a party to a Change in Control agreement that complies with the requirements of Treasury Regulation §1.409A-3(i) (5).The amount of compensation due upon a triggering event is a multiple of one twelfth of the individual’s base pay plus STIP target.  The multiple referred to in the previous sentence is 36 months for Mr. Covington and 24 months for Messrs. Dimond, Brunot, Sihilling and Ms. Mahoney. The NEOs are required to sign a release as a pre-requisite to receipt of benefits under the Revised Change in Control Agreement.

For purposes of these agreements, “good reason” generally includes a reduction in compensation or benefits, demotion, relocation, and any termination for reasons other than death, disability or retirement within six months of a change in control.  Mr. Covington’s Change in Control Agreement provides that if he terminates his employment within six months of a Change in Control, the termination is presumed to be for good reason.  No other Change in Control Agreement contains that provision.

A “change in control” under these agreements and our benefit plans is generally deemed to have occurred if:(a) a party owning 50% or less of the total fair market value or total voting power of the stock of the Company acquires ownership of stock of the Company that, together with the stock already held by such party, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; (b) a party acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such party) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company; (c) a party acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such party) all or substantially all of the assets of the Company; or (d) a majority of the members of the Board is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; provided, that any such event also constitutes a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5).

                2000 Stock Incentive Plan and 2009 Incentive Award Plan.  Similar events, which specifically include mergers or consolidations where Nash-Finch stockholders before the transaction do not own at least 50% of voting shares of the resulting entity, and the acquisition by a third party of 20% or more of Nash-Finch’s outstanding voting stock without the approval of Nash-Finch’s incumbent directors, also constitute a change in control of Nash-Finch under the terms of the 2000 Stock Incentive Plan and the 2009 Incentive Award Plan.  Under the 2000 Stock Incentive Plan and the 2009 Incentive Award Plan and award agreements issued thereunder, stock options that have been outstanding for at least six months will become immediately and fully exercisable upon a change in control and remain exercisable for the duration of their terms.  The Committee may alternatively provide that the optionee will receive, as of the effective date of the change in control, cash in an amount equal to the “spread” between the fair market value of the option shares immediately prior to the change in control and the exercise price of the option shares.  Restricted stock awards that have been outstanding at least six months will immediately and fully vest upon a change in control, and performance unit awards that have been outstanding at least six months will vest and be settled in accordance with the terms of the applicable award agreements (discussed under “Elements of Executive Compensation — Restricted Stock Units”).

                Deferred Compensation Plans.  Under the terms of deferred compensation plans applicable to directors and officers of Nash-Finch, upon a change in control, Nash-Finch must transfer to the benefits protection trust established in connection with these plans an amount of assets sufficient to bring the value of trust assets to at least 125% of the aggregate balance of all participant accounts in each such plan as of the last day of the month immediately preceding the change in control.  Executives who participate in the Deferred Compensation Plan may elect to have the distribution of their account balances accelerated upon a change in control.

                The tables below show the amounts that would be payable to the NEOs upon termination:

Alec C. Covington
Executive Payment and Benefit upon Separation	Voluntary Termination ($)	Voluntary for Good Reason ($)	Retirement ($)	Involuntary Termination - Not-For-Cause ($)	Involuntary Termination - For Cause	Change In Control ($)		Disability ($)	Death ($)

Compensation
Bonus	-	-	-	-	-	-		-	-

Long-Term Incentive
Compensation
Restricted Stock Units	-	-	-	-	-	-		-	-
LTIP	-	-	-	-	-	-	(1)	-	-
Stock Appreciation Rights	-	-	-	-	-	-		-	-

Benefits & Perquisites
SERP	1,319,207	1,319,207	1,319,207	1,319,207	1,319,207	1,319,207		1,319,207	1,319,207
Deferred Comp	8,459,346	8,459,346	8,459,346	8,459,346	8,459,346	8,459,346		8,459,346	8,459,346
Health & Welfare Benefits	-	16,834	-	16,834	-	16,834	(2)	-	-
Life Insurance Proceeds	-	-	-	-	-	-		-	2,000,000
Excise Tax & Gross-up	-	-	-	-	-	2,070,229	(2)	-	-
Cash Severance	-	3,400,000	-	3,400,000	-	5,100,000	(2)	-	-

Total	9,778,553	13,195,387	9,778,553	13,195,387	9,778,553	16,965,616		9,778,553	11,778,553

Total excluding vested
SERP and deferred
compensation balance	-	3,416,834	-	3,416,834	-	7,187,063		-	2,000,000

1.             Upon a change in control, a participant in the Long-Term Incentive Program is entitled to receive a settlement amount for any units issued at least six months prior to the change in control.  In determining the amount to be settled, the measurement period shall be deemed to have been begun on the grant date of the award and end on the last full quarter prior to the change of control.

2.             Payout of cash severance, health & welfare benefits and excise tax & gross-up under a change in control would only occur if termination was due to involuntary not-for-cause or voluntary for good reason.

Robert B. Dimond
Executive Payment and Benefit upon Separation	Voluntary Termination ($)	Voluntary for Good Reason ($)	Retirement ($)	Involuntary Termination - Not-For-Cause ($)	Involuntary Termination - For Cause	Change In Control ($)		Disability ($)	Death ($)

Compensation
Bonus	-	-	-	-	-	-		-	-

Long-Term Incentive
Compensation
Restricted Stock Units(1)	-	-	-	-	-	-		-	-
LTIP	-	-	-	-	-	-		-	-
Stock Appreciation Rights	-	-	-	-	-	-		-	-

Stock Awards
SERP	315,908	315,908	315,908	315,908	315,908	526,513		526,513	526,513
Deferred Comp	1,363,266	1,363,266	1,363,266	1,363,266	1,363,266	1,363,266		1,363,266	1,363,266
Health & Welfare Benefits	-	-	-	16,834	-	16,834	(2)	-	-
Life Insurance Proceeds	-	-	-	-	-	-		-	1,000,000
Excise Tax & Gross-up	-	-	-	-	-	498,539	(2)	-
Cash Severance	-	-	-	900,000	-	1,530,000	(2)	-	-

Total	1,679,174	1,679,174	1,679,174	2,596,008	1,679,174	3,935,152		1,889,779	2,889,779

Total excluding vested
SERP and deferred
compensation balance	-	-	-	916,834	-	2,045,373		-	1,000,000

1.             Upon a change in control, a participant in the Long-Term Incentive Program is entitled to receive a settlement amount for any units issued at least six months prior to the change in control.  In determining the amount to be settled, the measurement period shall be deemed to have been begun on the grant date of the award and end on the last full quarter prior to the change of control.

2.             Payout of cash severance, health & welfare benefits and excise tax & gross-up under a change in control would only occur if termination was due to involuntary not-for-cause or voluntary for good reason.

Edward L. Brunot
Executive Payment and Benefit upon Separation	Voluntary Termination ($)	Voluntary for Good Reason ($)	Retirement ($)	Involuntary Termination - Not-For-Cause ($)	Involuntary Termination - For Cause	Change In Control ($)		Disability ($)	Death ($)

Compensation
Bonus	-	-	-	-	-	-		-	-

Long-Term Incentive
Compensation
Restricted Stock Units	-	-	-	-	-	-		-	-
LTIP	-	-	-	-	-	-	(1)	-	-
Stock Appreciation Rights	-	-	-	-	-	-		-	-

Benefits & Perquisites
SERP	307,083	307,083	307,083	307,083	307,083	438,690		438,690	438,690
Deferred Comp	328,422	328,422	328,422	328,422	328,422	328,422		328,422	328,422
Health & Welfare Benefits	-	-	-	16,834	-	16,834	(2)	-	-
Life Insurance Proceeds	-	-	-	-	-	-		-	1,000,000
Cash Severance	-	-	-	800,000	-	1,360,000	(2)	-	-

Total	635,505	635,505	635,505	1,452,339	635,505	2,143,946		767,112	1,767,112

Total excluding vested
SERP and deferred
compensation balance	-	-	-	816,834	-	1,376,834		-	1,000,000

1.             Upon a change in control, a participant in the Long-Term Incentive Program is entitled to receive a settlement amount for any units issued at least six months prior to the change in control.  In determining the amount to be settled, the measurement period shall be deemed to have been begun on the grant date of the award and end on the last full quarter prior to the change of control.

2.             Payout of cash severance and health & welfare benefits under a change in control would only occur if termination was due to involuntary not-for-cause or voluntary for good reason.

Calvin S. Sihilling
Executive Payment and Benefit upon Separation	Voluntary Termination ($)	Voluntary for Good Reason ($)	Retirement ($)	Involuntary Termination - Not-For-Cause ($)	Involuntary Termination - For Cause	Change In Control ($)		Disability ($)	Death ($)

Compensation
Bonus	-	-	-	-	-	-		-	-

Long-Term Incentive
Compensation
Restricted Stock Units	-	-	-	-	-	-		-	-
LTIP	-	-	-	-	-	-	(1)	-	-
Stock Appreciation Rights	-	-	-	-	-	-		-	-

Benefits & Perquisites
SERP	387,753	387,753	387,753	387,753	387,753	553,932		553,932	553,932
Deferred Comp	1,518,583	1,518,583	1,518,583	1,518,583	1,518,583	1,518,583		1,518,583	1,518,583
Health & Welfare Benefits	-	-	-	16,834	-	16,834	(2)	-	-
Life Insurance Proceeds	-	-	-	-	-	-		-	1,000,000
Excise Tax & Gross-up	-	-	-	-	-	482,728	(2)	-	-
Cash Severance	-	-	-	750,000	-	1,275,000	(2)	-	-

Total	1,906,336	1,906,336	1,906,336	2,673,170	1,906,336	3,847,077		2,072,515	3,072,515

Total excluding vested
SERP and deferred
compensation balance	-	-	-	766,834	-	1,774,562		-	1,000,000

1.             Upon a change in control, a participant in the Long-Term Incentive Program is entitled to receive a settlement amount for any units issued at least six months prior to the change in control.  In determining the amount to be settled, the measurement period shall be deemed to have been begun on the grant date of the award and end on the last full quarter prior to the change of control.

2.             Payout of cash severance, health & welfare benefits and excise tax & gross-up under a change in control would only occur if termination was due to involuntary not-for-cause or voluntary for good reason.

Kathleen M. Mahoney
Executive Payment and Benefit upon Separation	Voluntary Termination ($)	Voluntary for Good Reason ($)	Retirement ($)	Involuntary Termination - Not-For-Cause ($)	Involuntary Termination - For Cause	Change In Control ($)		Disability ($)	Death ($)

Compensation
Bonus	-	-	-	-	-	-		-	-

Long-Term Incentive
Compensation
Stock Options	-	-	-	-	-	-		-	-
Perfomance Units	-	-	-	-	-	-		-	-
Restricted Stock Units	-	-	-	-	-	-		-	-
LTIP	-	-	-	-	-	-	(1)	-	-
Stock Appreciation Rights	-	-	-	-	-	-		-	-

Benefits & Perquisites
Stock Awards
SERP	538,225	538,225	538,225	538,225	538,225	598,028		598,028	598,028
Deferred Comp	1,259,943	1,259,943	1,259,943	1,259,943	1,259,943	1,259,943		1,259,943	1,259,943
Health & Welfare Benefits	-	-	-	16,834	-	16,834	(2)	-	-
Life Insurance Proceeds	-	-	-	-	-	-		-	1,000,000
Excise Tax & Gross-up	-	-	-	-	-	354,618	(2)	-	-
Cash Severance	-	-	-	650,000	-	1,105,000	(2)	-	-

Total	1,798,168	1,798,168	1,798,168	2,465,002	1,798,168	3,334,423		1,857,971	2,857,971

Total excluding vested
SERP and deferred
compensation balance	-	-	-	666,834	-	1,476,452		-	1,000,000

1.             Upon a change in control, a participant in the Long-Term Incentive Program is entitled to receive a settlement amount for any units issued at least six months prior to the change in control.  In determining the amount to be settled, the measurement period shall be deemed to have been begun on the grant date of the award and end on the last full quarter prior to the change of control.

2.             Payout of cash severance, health & welfare benefits and excise tax & gross-up under a change in control would only occur if termination was due to involuntary not-for-cause or voluntary for good reason.

 AUDIT AND FINANCE COMMITTEE REPORT

                Membership and Role of the Audit and Finance Committee. The Audit and Finance Committee (the “Audit Committee”) consists of directors who are each considered “independent” under the NASDAQ Stock Market, Inc. Corporate Governance Rules, Section 10A(m)(3) of the Exchange Act and the SEC’s Rule 10a-3(b)(1). The Board has also determined that the majority of the members of the Audit Committee, including the Chairman, Mickey P. Foret, are “audit committee financial experts” within the meaning of that term as defined in Item 407(d)(5) of the SEC’s Regulation S-K. The Committee operates under a written charter adopted by the Board of Directors, a copy of which can be found in the “Investor Relations” section of the Nash-Finch website at www.nashfinch.com under the tab “Corporate Governance.” The Audit Committee reviews the adequacy of its charter on an annual basis, most recently updating the charter on April 23, 2012.

                As described more fully in the charter, the purpose of the Audit Committee is to assist the Board in its oversight of the Company’s accounting and financial reporting processes, the Company’s financial and disclosure controls and compliance processes and the independent audits of the Company’s financial statements. Management is responsible for the preparation, presentation and integrity of Nash-Finch’s financial statements and public reports, its financial and disclosure controls, and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Audit Committee has the ultimate responsibility to select, compensate, evaluate and, when appropriate, replace Nash-Finch’s independent auditor. In discharging its responsibilities, the Audit Committee has the authority to engage its own outside advisors.

                The Audit Committee pre-approves all audit and non-audit services to be performed for Nash-Finch by its independent auditor to insure that the provision of such services does not impair the auditor’s independence. To further avoid the existence of any relationships that could affect the independent auditor’s independence, the Audit Committee has also adopted a policy strictly limiting the circumstances under which Nash-Finch may employ former partners, principals, stockholders and professional employees of its independent auditor.

                The Audit Committee has also established procedures for the receipt, retention and treatment of complaints received by Nash-Finch regarding accounting, internal controls and auditing matters, including a process by which Nash-Finch employees may anonymously and confidentially submit complaints and concerns regarding questionable accounting or auditing matters.

The Audit Committee has also received the written disclosures and the letter from Grant Thornton required by applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed the independence of Grant Thornton with that firm.

                Review of Nash-Finch’s Audited Financial Statements for the Fiscal Year ended December 29, 2012. The Audit Committee has reviewed and discussed the audited financial statements of Nash-Finch for the fiscal year ended December 29, 2012 with Nash-Finch management and Grant Thornton LLP (“Grant Thornton”), Nash-Finch’s independent registered public accounting firm. The Committee has also discussed with Grant Thornton the matters required to be discussed by Statement on Auditing Standards No. 61, as Amended (Communication with Audit Committees).

                Based on the review and discussions noted above, the Audit Committee recommended to the Board that Nash-Finch’s audited financial statements be included in Nash-Finch’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012, for filing with the SEC.

AUDIT AND FINANCE COMMITTEE

Mickey P. Foret, Chairman

Christopher W. Bodine

Douglas A. Hacker

Hawthorne L. Proctor

 INDEPENDENT AUDITORS

Selection of Independent Auditors and Attendance at Annual Meeting

                On February 25, 2013, the Committee approved the engagement of Grant Thornton LLP as the independent auditor to audit the financial statements of Nash-Finch for the fiscal year ended December 28, 2013.  At its February 25, 2013 meeting, the Committee conducted its review of the independent registered public accounting firm’s performance, independence, qualifications and quality controls and approved the retention of Grant Thornton LLP as its independent auditor to audit the Nash-Finch financial statements for the fiscal year ending December 28, 2013.  We have requested and expect a representative of Grant Thornton LLP to be present at the Annual Meeting, to make a statement if he or she so desires and to respond to appropriate questions.

Fees Paid to Independent Auditors

                For the fiscal years ended December 29, 2012 and December 31, 2011, Grant Thornton LLP served as our independent registered public accounting firm. The following table presents the aggregate fees incurred for audit and other professional services rendered by Grant Thornton LLP during fiscal 2012 and fiscal 2011, respectively.

	Aggregate Fees Billed

Type of Fees	Fiscal 2012	Fiscal 2011
Audit Fees(1)	$ 843,792	$ 735,090
Audit Related Fees(2)	28,211	384,256
Tax Fees(3)	19,690	33,115
Total Fees	$ 891,693	$ 1,152,461

1)

Audit Fees — The amounts represent the aggregate fees billed by Grant Thornton LLP for professional services rendered for the audit of the Company’s annual financial statements, the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q, comfort letters to underwriters and services normally provided by the independent auditor in connection with statutory and regulatory filings. Audit fees also include fees for professional services rendered for audits of management’s assessment of the effectiveness of internal control over financial reporting.

2)	Audit Related Fees — The amounts represent fees relating to acquisition-related due diligence, SEC communications, accounting consultation and in 2011 the audit of the Long-Term Incentive Program.

3)	Tax Fees — The amounts represent fees for tax planning and compliance services.

Pre-Approval of Audit and Non-Audit Services

                Under its charter, the Audit and Finance Committee is required to pre-approve all audit and permitted non-audit services to be provided by the independent auditor to Nash-Finch and its subsidiaries. Consistent with that requirement, the Audit and Finance Committee has adopted a pre-approval policy in accordance with which it annually considers for pre-approval all audit and non-audit services proposed to be provided by the independent auditor during the succeeding fiscal year. As to any services the Audit and Finance Committee wishes to approve, it will either approve the specific engagement, or identify the particular pre-approved services with a sufficient level of detail so that senior financial management of the Company will not be called upon to judge whether a proposed service is actually pre-approved. The Audit and Finance Committee will also establish a dollar limit for each pre-approved service that may not be exceeded without obtaining further pre-approval from the Audit and Finance Committee. Any proposed engagement that involves a service not previously approved, or that would entail fees in excess of the amount previously authorized for the specific service, must be presented to the Audit and Finance Committee for consideration at its next meeting or, if earlier consideration is required, to the Chair of the Audit and Finance Committee. The Chair will report any specific approval of services made by the Chair at the Audit and Finance Committee’s next regular meeting. The Audit and Finance Committee regularly reviews reports of services being provided to Nash-Finch by its independent registered public accounting firm. All services provided to Nash-Finch by Grant Thornton LLP were provided in accordance with the pre-approval procedures outlined above.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

                Section 16(a) of the Exchange Act requires our directors and executive officers and all persons who beneficially own more than 10% of our outstanding shares of common stock to file with the SEC reports of initial ownership and reports of changes in ownership in Nash-Finch securities. We provide assistance to our directors and executive officers in complying with Section 16(a), including preparing the reports and forwarding them to the SEC for filing.

                Based solely on the Company’s review of reports we filed on behalf of our directors and executive officers, the Company believes that during the fiscal year ended December 29, 2012, our directors, executive officers and greater-than-10% stockholders filed on a timely basis the reports required by Section 16(a) of the Exchange Act.

2014 STOCKHOLDER PROPOSALS

                Under the Company’s current Restated Certificate of Incorporation and Bylaws and applicable SEC rules, the deadlines for stockholder proposals to be brought before the 2014 Annual Meeting of Stockholders or to nominate candidates for election as directors are as follows:

                Any proposal that a Nash-Finch stockholder intends to present at the 2014 Annual Meeting and that is to be included in our proxy statement pursuant to Rule 14a-8 under the Exchange Act and form of proxy must be received by the Secretary of the Company at our principal executive office no later than November 5, 2013.  Under our Bylaws, as amended, a stockholder must follow certain advance notice procedures if such stockholder wishes to nominate candidates for election as directors or to propose an item of business at an annual meeting of stockholders outside the processes of Rule 14a-8 of the Exchange Act.  These procedures provide that nominations and/or an item of business to be introduced at an annual meeting of stockholders must be submitted in writing, and must contain information specified in our Bylaws, to the Secretary of the Company at our principal executive offices:

•    not earlier than the close of business on January 24, 2014; and

•    not later than February 23, 2014.  In the event that the date of the 2014 Annual Meeting is changed by the more than 25 days from the anniversary of the 2013 Annual Meeting, a stockholder proposal would be required to be received by the Company within 10 days following the date on which notice of the meeting date is mailed to stockholders or public disclosure of the date of the annual meeting is made, whichever first occurs.

HOUSEHOLDING INFORMATION

As permitted by the Exchange Act, only one copy of this proxy statement is being delivered to stockholders residing at the same address, unless the stockholders have notified the Company of their desire to receive multiple copies of the proxy statement. This is known as householding. We will promptly deliver an additional copy of either document to you if you call or write us at the following address or phone number: Nash-Finch Company, Attention: Secretary, 7600 France Ave. S., Edina, MN 55435, telephone (952) 823-0534. Requests for additional copies for the current year or future years should be directed to the Secretary as described above. If you and others in your household are currently receiving multiple copies of our proxy statement and Annual Report and wish to receive only a single copy of each in the future or are currently receiving only a single copy and wish to receive multiple copies of future proxy statements, you may write or call us at the same address and telephone number.

PROXY SOLICITATION

                We will bear the cost of soliciting proxies on behalf of the Board or Directors. Directors, officers and employees of Nash-Finch may, without additional compensation beyond their regular compensation, solicit proxies by mail, telephone, facsimile or other electronic transmission, or personal interview. Nash-Finch may reimburse brokerage firms and others for their expense in forwarding proxy materials to the beneficial owners of our common stock.

MISCELLANEOUS

Our Board is not aware of any other matters which may be presented to our stockholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof, it is the intention of the persons named on the proxy card to vote such proxies in accordance with their best judgment on such matters.

By Order of the Board of Directors

____________________________________________

Kathleen M. Mahoney

Executive Vice President, Secretary & General Counsel

March 11, 2013

Minneapolis, Minnesota

NASH-FINCH COMPANY
ATTN: Kathleen M Mahoney
7600 FRANCES AVENUE SOUTH
EDINA, MN 55435

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

01 Christopher W. Bodine
02 Alec C. Covington
03 Mickey P. Foret
04 Douglas A. Hacker
05 Hawthorne L. Proctor
06 William R. Voss

The Board of Directors recommends you vote FOR proposals 2. and 3.

	For	Against	Abstain
2. Advisory vote on Executive Compensation ("Say on Pay")	☐	☐	☐
3. Ratification of the selection of Grant Thornton LLP as the Company's Independent Registered Public Accounting Firm.	☐	☐	☐

0000158151_1 R1.0.0.51160

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PERFORMANCE DRIVEN®

NASH FINCH COMPANY

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, AR/10K is/are available at www.proxyvote.com .

NASH-FINCH COMPANY
Annual Meeting of Shareholders
April 24, 2013 10:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) William R. Voss, Alec C. Covington and Kathleen M. Mahoney, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of NASH-FINCH COMPANY that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 10:00 AM, CDT on 4/24/2013, at the Neighborhood House, 179 Robie Street, St. Paul, MN 55107, and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000158151_2 R1.0.0.51160